Exhibit 10.1

CREDIT AND SECURITY AGREEMENT

among

EPIQ SYSTEMS, INC.,

as Borrower,

THE LENDERS NAMED HEREIN,

as Lenders,

and

KEYBANK NATIONAL ASSOCIATION,

as Lead Arranger, Sole Book Runner and Administrative Agent

dated as of

July 20, 2004

i

This CREDIT AND SECURITY AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this “Agreement”) is made effective as of the 20th day of July, 2004, among:

(a)                                  EPIQ SYSTEMS, INC., a Missouri corporation (“Borrower”);

(b)                                 the lenders listed on Schedule 1 hereto and each other Eligible Transferee, as hereinafter defined, that becomes a party hereto pursuant to Section 2.10(b) or 11.10 hereof (collectively, the “Lenders” and, individually, each a “Lender”); and

(c)                                  KEYBANK NATIONAL ASSOCIATION, as lead arranger, sole book runner and administrative agent for the Lenders under this Agreement (“Agent”).

WITNESSETH:

WHEREAS, Borrower, Agent and the Lenders desire to contract for the establishment of credits in the aggregate principal amounts hereinafter set forth, to be made available to Borrower upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, it is mutually agreed as follows:

ARTICLE I.  DEFINITIONS

Section 1.1.  Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Accelerated Maturity Date” shall mean the date that is sixty (60) days prior to the stated maturity (or date when scheduled principal payments are due), as in effect from time to time, of the Convertible Subordinated Notes or any replacement notes.

“Acceptable Non-Acceleration Event” shall mean any of the following events: (a) if Borrower refinances the all of the outstanding Convertible Subordinated Indebtedness with new Subordinated Indebtedness that, by its terms, has a stated maturity (or has scheduled principal payments due) no earlier than sixty (60) days after the Facility Maturity Date; (b) all of the Convertible Subordinated Notes are converted into equity; (c) for the period commencing sixty (60) days prior to the Facility Maturity Date through the Facility Maturity Date (or, if earlier, until the repayment or conversion of all of the outstanding Convertible Subordinated Notes), the Available Liquidity is, at all times, no less than an amount equal to one hundred percent (100%) of the outstanding principal amount of the Convertible Subordinated Notes; or (d) the Convertible Subordinated Noteholders agree in writing (in form and substance reasonably acceptable to Agent) to extend the stated maturity (or date when scheduled principal payments are due) of the Convertible Subordinated Notes to a date that is no earlier than sixty (60) days after the Facility Maturity Date.

“Account” shall mean all accounts, as defined in the U.C.C.

“Account Debtor” shall mean any Person obligated to pay all or any part of any Account in any manner and includes (without limitation) any Guarantor thereof.

“Acquisition” shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person (other than a Company), or any business or division of any Person (other than a Company), (b) the acquisition of in excess of fifty percent (50%) of the stock (or other equity interest) of any Person (other than a Company), or (c) the acquisition of another Person (other than a Company) by a merger, amalgamation or consolidation or any other combination with such Person.

“Additional Commitment” shall mean that term as defined in Section 2.10(b) hereof.

“Additional Lender” shall mean an Eligible Transferee that shall become a Revolving Lender hereunder during the Commitment Increase Period pursuant to Section 2.10(b) hereof.

“Additional Lender Assumption Agreement” shall mean an additional lender assumption agreement, in form and substance satisfactory to Agent, wherein an Additional Lender shall become a Revolving Lender hereunder.

“Additional Lender Assumption Effective Date” shall mean that term as defined in Section 2.10(b) hereof.

“Advantage” shall mean any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Lender in respect of the Applicable Debt, if such payment results in that Lender having less than its pro rata share (based upon its Applicable Commitment Percentage and, in the case of an Equalization Event, based upon its Equalization Percentage of the Obligations) of the Applicable Debt then outstanding, than was the case immediately before such payment.

“Affiliate” shall mean any Person, directly or indirectly, controlling, controlled by or under common control with a Company and “control” (including the correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of a Company, whether through the ownership of voting securities, by contract or otherwise.

“Agent Fee Letter” shall mean the Agent Fee Letter between Borrower and Agent, dated as of the Closing Date, as the same may from time to time be amended, restated or otherwise modified.

“Applicable Commitment Fee Rate” shall mean:

(a)                                  for the period from the Closing Date through August 31, 2004, forty-five (45) basis points; and

(b)                                 commencing with the Consolidated financial statements of Borrower for the fiscal quarter ending June 30, 2004, the number of basis points set forth in the following matrix, based upon the result of the computation of the Leverage Ratio, shall be used to establish the number of basis points that will go into effect on September 1, 2004 and thereafter:

Leverage Ratio	Applicable Commitment Fee Rate
Greater than or equal to 2.00 to 1.00	50.00 basis points
Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	45.00 basis points
Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	40.00 basis points
Less than 1.00 to 1.00	35.00 basis points

After September 1, 2004, changes to the Applicable Commitment Fee Rate shall be effective on the first day of each month following the date upon which Agent received, or, if earlier, Agent should have received, pursuant to Section 5.3(a) or (b) hereof, the financial statements of Borrower.  The above matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of Agent and the Lenders to charge the Default Rate, or the rights and remedies of Agent and the Lenders pursuant to Articles VIII and IX hereof.  Notwithstanding anything herein to the contrary, during any period when Borrower shall have failed to timely deliver the financial statements pursuant to Section 5.3(a) or (b) hereof, or the Compliance Certificate pursuant to Section 5.3(c) hereof, and such failure has continued for five Business Days, until such time as the appropriate financial statements and Compliance Certificate are delivered, the Applicable Commitment Fee Rate shall be the highest rate per annum indicated in the above pricing grid regardless of the Leverage Ratio at such time.

“Applicable Commitment Percentage” shall mean, for each Lender:

(a)                                  with respect to the Revolving Credit Commitment, the percentage, if any, set forth opposite such Lender’s name under the column headed “Revolving Credit Commitment Percentage”, as listed in Schedule 1 hereto; and

(b)                                 with respect to the Term Loan Commitment, the percentage, if any, set forth opposite such Lender’s name under the column headed “Term Loan Commitment Percentage”, as listed in Schedule 1 hereto.

“Applicable Debt” shall mean:

(a)                                  with respect to the Revolving Credit Commitment, collectively, (i) all Indebtedness incurred by Borrower to the Revolving Lenders pursuant to this Agreement and the other Loan Documents, and includes, without limitation, the principal of and interest on all Revolving Credit Notes and the Swing Line Note and all obligations with respect to Letters of Credit, (ii) each extension, renewal or refinancing thereof, in whole or in part, (iii) the commitment, prepayment and other fees and amounts payable hereunder in connection with the

Revolving Credit Commitment, and (iv) all Related Expenses incurred in connection with the foregoing; and

(b)                                 with respect to the Term Loan Commitment, collectively, (i) all Indebtedness incurred by Borrower to the Term Lenders pursuant to this Agreement and the other Loan Documents, and includes, without limitation, the principal of and interest on all Term Notes, (ii) each extension, renewal or refinancing thereof in whole or in part, (iii) all prepayment and other fees and amounts payable hereunder in connection with the Term Loan Commitment, and (iv) all Related Expenses incurred in connection with the foregoing.

“Applicable Margin” shall mean:

(a)                                  for the period from the Closing Date through August 31, 2004, (i) two hundred fifty (250) basis points for Eurodollar Loans, and (ii) seventy-five (75) basis points for Base Rate Loans; and

(b)                                 commencing with the Consolidated financial statements of Borrower for the fiscal quarter ending June 30, 2004, the number of basis points (depending upon whether Loans are Eurodollar Loans or Base Rate Loans) set forth in the following matrix, based upon the result of the computation of the Leverage Ratio, shall be used to establish the number of basis points that will go into effect on September 1, 2004 and thereafter:

Leverage Ratio	Applicable Basis Points for Eurodollar Loans	Applicable Basis Points for Base Rate Loans
Greater than or equal to 2.50 to 1.00	300.00	125.00
Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	275.00	100.00
Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	250.00	75.00
Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	225.00	50.00
Less than 1.00 to 1.00	200.00	25.00

After September 1, 2004, changes to the Applicable Margin shall be effective on the first day of each month following the date upon which Agent received, or, if earlier, Agent should have received, pursuant to Section 5.3(a) or (b) hereof, the financial statements of Borrower.  The above matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of Agent and the Lenders to charge the Default Rate, or the rights and remedies of Agent and the Lenders pursuant to Articles VIII and IX hereof.  Notwithstanding anything herein to the contrary, during any period when Borrower shall have failed to timely deliver the financial statements pursuant to Section 5.3(a) or (b) hereof, or the Compliance Certificate pursuant to Section 5.3(c) hereof, and such failure has continued for five Business Days, until such time as the appropriate financial statements and Compliance Certificate are delivered, the Applicable

Margin shall be the highest rate per annum indicated in the above pricing grid regardless of the Leverage Ratio at such time.

“Assignment Agreement” shall mean an Assignment and Acceptance Agreement in the form of the attached Exhibit F.

“Authorized Officer” shall mean a Financial Officer or other individual authorized by a Financial Officer in writing (with a copy to Agent) to handle certain administrative matters in connection with this Agreement.

“Available Liquidity” shall mean, at any date, the sum of (a) cash on hand of Borrower held at financial institutions located in the United States plus Cash Equivalents in excess of Ten Million Dollars ($10,000,000), plus (b) Revolving Credit Availability.

“Base Rate” shall mean a rate per annum equal to the greater of (a) the Prime Rate or (b) one-half of one percent (.50%) in excess of the Federal Funds Effective Rate.  Any change in the Base Rate shall be effective immediately from and after such change in the Base Rate.

“Base Rate Loan” shall mean a Revolving Loan or a portion of the Term Loan described in Section 2.2(a) or 2.3 hereof that shall be denominated in Dollars and on which Borrower shall pay interest at a rate based on the Derived Base Rate.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which national banks are authorized or required to close, and, if the applicable Business Day relates to a Eurodollar Loan, a day of the year on which dealings in deposits are carried on in the London interbank Eurodollar market.

“Capital Distribution” shall mean a payment made, liability incurred or other consideration given by a Company to any Person that is not a Company, for the purchase, acquisition, redemption, repurchase or retirement of any capital stock or other equity interest of such Company or as a dividend, return of capital or other distribution (other than any stock dividend, stock split or other equity distribution payable only in capital stock or other equity of such Company) in respect of such Company’s capital stock or other equity interest.

“Capitalized Lease Obligations” shall mean obligations of the Companies for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Account” shall mean a commercial Deposit Account designated “cash collateral account” and maintained by Borrower with Agent, without liability by Agent or the Lenders to pay interest thereon, from which account Agent, on behalf of the Lenders, subject to the provisions of Section 7.2 hereof, shall have the exclusive right to withdraw funds until all of the Secured Obligations are paid in full.

“Cash Equivalents” shall mean, as to any Person, (a) securities issued by, or directly, unconditionally and fully guaranteed or insured by, the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such Person; (b) securities issued by, or directly, unconditionally and fully guaranteed or insured by, any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s or Moody’s; (c) time deposits, certificates of deposit or bankers’ acceptances of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia or any United States branch of a foreign bank having, capital and surplus aggregating in excess of Five Hundred Million Dollars ($500,000,000) and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such Person; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in subpart (a) above entered into with any bank meeting the qualifications specified in subpart (c) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (e) commercial paper issued by any Person incorporated in the United States rated at least A-2 or the equivalent thereof by Standard & Poor’s or at least P-2 or the equivalent thereof by Moody’s, and in each case maturing not more than one year after the date of acquisition by such Person; (f) investments in money market funds substantially all of whose assets are comprised of securities of the types described in subparts (a) through (e) above; and (g) demand deposit accounts maintained in the ordinary course of business.

“Cash Security” shall mean all cash, instruments, Deposit Accounts and other cash equivalents, whether matured or unmatured, whether collected or in the process of collection, upon which a Company presently has or may hereafter have any claim, wherever located, including but not limited to any of the foregoing that are presently or may hereafter be existing or maintained with, issued by, drawn upon, or in the possession of Agent or any Lender.

“Change in Control” shall mean (a) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, on or after the Closing Date, by any Person (other than Tom Olofson or Christopher Olofson) or group (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as then in effect), of shares representing more than thirty percent (30%) of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of Borrower; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors or other governing body of Borrower by Persons who were neither (i) nominated by the board of directors or other governing body of Borrower nor (ii) appointed or approved by directors so nominated; or (c) the occurrence of a change in control, or other similar provision, as defined in any Material Indebtedness Agreement.

“Closing Commitment Amount” shall mean Seventy-Five Million Dollars ($75,000,000).

“Closing Date” shall mean the effective date of this Agreement as set forth in the first paragraph of this Agreement.

“Closing Revolving Amount” shall mean Fifty Million Dollars ($50,000,000).

“Code” shall mean the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Collateral” shall mean all of Borrower’s existing and future (a) personal property; (b) Accounts, instruments, contract rights, supporting obligations, chattel paper, documents, Investment Property, letter-of-credit rights, commercial tort claims, General Intangibles, Inventory and Equipment (other than the following, but exclusive of proceeds of any of the following, (i) computer equipment provided to bankruptcy trustees and located on their premises in the ordinary course of Borrower’s business, (ii) fractional interests in aircraft where a pledge is prohibited by the agreement among the holders of such interests, (iii) equity interests in (A) any direct Foreign Subsidiary in excess of sixty-five percent (65%) of the total outstanding equity interest of such direct Foreign Subsidiary, and (B) any indirect Foreign Subsidiary, (iv) licenses and contracts which by the terms of such licenses and contracts prohibit the assignment of such agreements (to the extent such prohibition is enforceable at law), and (v) fixed assets subject to a purchase money lien with an underlying contract or agreement that prohibits the granting of a second lien on such fixed assets, but only to the extent such prohibition is enforceable at law and only as long as such liens attach to such fixed assets); (c) funds now or hereafter on deposit in the Cash Collateral Account, if any; (d) Cash Security (other than trust and payroll bank accounts); (e) the Real Property; and (f) Proceeds of any of the foregoing.

“Commitment” shall mean the obligation hereunder of the Lenders, to make Loans and to participate in the issuance of Letters of Credit pursuant to the Revolving Credit Commitment and the Term Loan Commitment, up to the Total Commitment Amount.

“Commitment Increase Period” shall mean the period from the Closing Date to the date that is thirty (30) days prior to the last day of the Commitment Period.

“Commitment Period” shall mean the period from the Closing Date to the earlier of the Accelerated Maturity Date or July 19, 2008 (or such earlier date on which the Commitment shall have been terminated pursuant to Article IX hereof); provided that there shall be no Accelerated Maturity Date if an Acceptable Non-Acceleration Event shall occur prior to the Accelerated Maturity Date.

“Companies” shall mean Borrower and all Subsidiaries.

“Company” shall mean Borrower or a Subsidiary.

“Compliance Certificate” shall mean a certificate, substantially in the form of the attached Exhibit E.

“Consideration” shall mean, in connection with an Acquisition, the aggregate consideration paid, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees or fees for a covenant not to compete and any other consideration paid for such Acquisition.

“Consolidated” shall mean the resultant consolidation of the financial statements of Borrower and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 6.13 hereof.

“Consolidated Capital Expenditures” shall mean, for any period, the amount of capital expenditures of Borrower (specifically including software development costs, but excluding capital expenditures directly financed through a capitalized lease (with acceptable documentation available upon request of Agent or any Lender)), as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Current Assets” shall mean, at any date, the current assets of Borrower, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Current Liabilities” shall mean, at any date, the current liabilities of Borrower, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Depreciation and Amortization Charges” shall mean, for any period, the aggregate of all depreciation and amortization charges of Borrower for such period, as determined on a Consolidated basis and in accordance with GAAP; provided that, notwithstanding the foregoing, Consolidated Depreciation and Amortization Charges shall include any component of Consolidated Interest Expense resulting from the amortization of any loan fees and Consolidated Interest Expense resulting from imputed interest that is added to the principal balance of the underlying Indebtedness.

“Consolidated EBITDA” shall mean, for any period, on a Consolidated basis and in accordance with GAAP, Consolidated Net Earnings for such period plus the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of (a) Consolidated Interest Expense, (b) Consolidated Income Tax Expense, (c) Consolidated Depreciation and Amortization Charges, (d) (i) extraordinary or unusual non-cash losses not incurred in the ordinary course of business but that were counted in the net income calculation for such period, minus (ii) extraordinary or unusual non-cash gains not incurred in the ordinary course of business but that were counted in the net income calculation for such period, (e) unamortized costs, fees and expenses incurred in connection with the transactions contemplated by this Agreement and any Acquisition (occurring prior to, on or subsequent to the Closing Date), (f) expenses and charges which will be indemnified or reimbursed to the extent such amounts are covered by funds in a valid escrow account or similar arrangement, (g) any other component of net income (or net loss) which is non-cash and will not convert to cash within one year, including without exception any charges related to the granting of share-based payments to employees or directors; provided, however, that any time an Acquisition on an on-going business is made pursuant to Section 5.13 hereof, Consolidated EBITDA shall be recalculated to include the

EBITDA of the acquired company as if such Acquisition had been completed on the first day of the relevant measuring period, and (h) Acquisition-related expenses, in the aggregate for all Companies, up to Four Million Dollars ($4,000,000) during any twelve (12) month period; provided that, for purposes of calculating Consolidated EBITDA, Consolidated EBITDA shall be deemed to be (A) Fourteen Million Nine Hundred Ninety-Nine Thousand Dollars ($14,999,000) for the fiscal quarter of Borrower ending September 30, 2003, (B) Twelve Million Eight Hundred Thousand Dollars ($12,800,000) for the fiscal quarter of Borrower ending December 31, 2003, and (C) Ten Million Six Hundred Twenty-Six Thousand Dollars ($10,626,000) for the fiscal quarter of Borrower ending March 31, 2004.

“Consolidated Fixed Charges” shall mean, for any period, on a Consolidated basis and in accordance with GAAP, without duplication, the aggregate of (a) Consolidated Interest Expense (including, without limitation, the “imputed interest” portion of Capitalized Lease Obligations, synthetic leases and asset securitizations, if any, and excluding (i) any fees (including underwriting fees) and expenses paid in connection with the consummation of Acquisitions (occurring prior to, on or subsequent to the Closing Date), (ii) any payments made to obtain a Hedge Agreement, and (iii) any agent or collateral monitoring fees paid or required to be paid pursuant to this Agreement) paid in cash, (b) Consolidated Income Tax Expense paid in cash, (c) scheduled principal payments on Consolidated Funded Indebtedness (other than optional prepayments of the Revolving Credit Notes and scheduled payments on the Convertible Subordinated Indebtedness), and (d) Capital Distributions.

“Consolidated Funded Indebtedness” shall mean, at any date, all Indebtedness (including, but not limited to, current, long-term and Subordinated Indebtedness, if any) of Borrower, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Income Tax Expense” shall mean, for any period, all provisions for taxes based on the net income of Borrower (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), and all franchise taxes of Borrower to the extent such taxes have been imposed in lieu of income taxes, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Interest Expense” shall mean, for any period, the interest expense of Borrower for such period, as determined on a Consolidated basis and in accordance with GAAP; provided that, notwithstanding the foregoing, Consolidated Interest Expense shall exclude any interest expense resulting from the amortization of any loan fees, and interest expense resulting from imputed interest that is added to the principal balance of the underlying Indebtedness.

“Consolidated Net Earnings” shall mean, for any period, the net income (loss) of Borrower for such period, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Net Worth” shall mean, at any date, the stockholders’ equity of Borrower, determined as of such date on a Consolidated basis and in accordance with GAAP.

“Consolidated Senior Funded Indebtedness” shall mean, at any date, Consolidated Funded Indebtedness less Subordinated Indebtedness of the Companies.

“Control Agreement” shall mean each Control Agreement among a Credit Party, Agent and a depository institution, dated on or after the Closing Date, as the same may from time to time be amended, restated or otherwise modified.

“Controlled Group” shall mean a Company and each Person required to be aggregated with a Company under Code Section 414(b), (c), (m) or (o).

“Convertible Subordinated Documents” shall mean the Note Agreement, the Convertible Subordinated Notes, and any other agreement entered into or delivered in connection therewith.

“Convertible Subordinated Indebtedness” shall mean the Subordinated Indebtedness under or in respect of the Convertible Subordinated Notes, in the original principal amount of up to Fifty Million Dollars ($50,000,000).

“Convertible Subordinated Noteholders” shall mean any Buyer, as defined in the Note Agreement, and any holder of the Convertible Subordinated Notes.

“Convertible Subordinated Notes” shall mean those certain $50,000,000 4% Contingent Convertible Subordinated Notes due June 15, 2007, issued pursuant to the Note Agreement, as the same may from time to time be amended, restated or otherwise modified with the prior written consent of the Required Lenders.

“Credit Event” shall mean the making by the Lenders of a Loan, the conversion by the Lenders of a Base Rate Loan to a Eurodollar Loan, the continuation by the Lenders of a Eurodollar Loan after the end of the applicable Interest Period, the making by the Swing Line Lender of a Swing Loan, or the issuance by the Fronting Lender of a Letter of Credit.

“Credit Party” shall mean Borrower and any Subsidiary or other Affiliate that is a Guarantor of Payment.

“Current Ratio” shall mean, at any time, as determined on a Consolidated basis and in accordance with GAAP, the ratio of (a) Consolidated Current Assets (for the most recently completed fiscal quarter of Borrower) to (b) Consolidated Current Liabilities (for the most recently completed fiscal quarter of Borrower); provided, however, that, for purposes of calculating the Current Ratio, Consolidated Current Liabilities shall exclude the current portion of Subordinated Indebtedness and the Revolving Credit Exposure.

“Default” shall mean an event or condition that constitutes, or with the lapse of any applicable grace period or the giving of notice or both would constitute, an Event of Default, and that has not been waived by the Required Lenders in writing.

“Default Rate” shall mean (a) with respect to any Loan, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and (b) with respect to any other amount, if no rate is specified or available, a rate per annum equal to two percent (2%) in excess of the Derived Base Rate from time to time in effect.

“Deposit Account” shall mean (a) a deposit account, as defined in the U.C.C., (b) any other deposit account, and (c) any demand, time, savings, checking, passbook, or a similar account maintained with a bank, savings and loan association, credit union, or similar organization.

“Derived Base Rate” shall mean a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Base Rate Loans plus the Base Rate.

“Derived Eurodollar Rate” shall mean a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Eurodollar Loans plus the Eurodollar Rate.

“Disposition” shall mean the lease, transfer or other disposition of assets (whether in one or more transaction) by a Company, other than a sale, lease, transfer or other disposition made by a Company in the ordinary course of business.

“Dollar” or the sign $ shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean a Subsidiary that is not a Foreign Subsidiary.

“Dormant Subsidiary” shall mean a Company that (a) is not a Credit Party, (b) has aggregate assets of less than Two Hundred Fifty Thousand Dollars ($250,000), and (c) has no direct or indirect Subsidiaries with aggregate assets for all such Subsidiaries of more than Two Hundred Fifty Thousand Dollars ($250,000).

“EBITDA” shall mean, for any period, in accordance with GAAP, the net earnings of a Person for such period plus the aggregate amounts deducted in determining such net earnings in respect of (a) interest expense of such Person, (b) income taxes of such Person, and (c) the aggregate of all depreciation and amortization charges of such Person, (d) (i) extraordinary or unusual non-cash losses not incurred in the ordinary course of business of such Person but that were counted in the net income calculation for such period, minus (ii) extraordinary or unusual non-cash gains not incurred in the ordinary course of business of such Person but that were counted in the net income calculation for such period, (e) expenses and charges which will be indemnified or reimbursed to the extent such amounts are covered by funds in a valid escrow account or similar arrangement, and (f) any other component of net income (or net loss) which is non-cash and will not convert to cash within one year, including without exception any charges related to the granting of share-based payments to employees or directors.

“Eligible Transferee” shall mean a commercial bank, financial institution or other “accredited investor” (as defined in SEC Regulation D) that is not Borrower, a Subsidiary or an Affiliate.

“Environmental Laws” shall mean all provisions of law (including the common law), statutes, ordinances, codes, rules, guidelines, policies, procedures, orders-in-council, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards which are legally binding and promulgated by a Governmental Authority or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning environmental health or safety and protection of, or regulation of the discharge of substances into, the environment.

“Equalization Event” shall mean the earlier of (a) the occurrence of an Event of Default under Section 8.11 hereof, or (b) the acceleration of the maturity of the Obligations after the occurrence of an Event of Default.

“Equalization Percentage” shall mean that term as defined in Section 9.5 hereof.

“Equipment” shall mean all equipment, as defined in the U.C.C.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.

“ERISA Event” shall mean (a) the existence of a condition or event with respect to an ERISA Plan that would reasonably be expected to result in the imposition of an excise tax or any other liability on a Company or of the imposition of a Lien on the assets of a Company; (b) the engagement by a Controlled Group member in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that could reasonably be expected to result in liability to a Company; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29) or ERISA Section 307; (d) the occurrence of a Reportable Event with respect to any Pension Plan as to which notice is required to be provided to the PBGC; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (f) notice that any Multiemployer Plan is in reorganization under ERISA Section 4241; (g) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan; (h) the commencement, existence or threatening of a claim, action, suit, audit or investigation with respect to an ERISA Plan, other than a routine claim for benefits; or (i) any incurrence by a Controlled Group member of any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B.

“ERISA Plan” shall mean an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.

“Eurocurrency Liabilities” shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar” shall mean a Dollar denominated deposit in a bank or branch outside of the United States.

“Eurodollar Loan” shall mean a Revolving Loan or a portion of the Term Loan described in Section 2.2(a) or 2.3 hereof that shall be denominated in Dollars and on which Borrower shall pay interest at a rate based upon the Derived Eurodollar Rate.

“Eurodollar Rate” shall mean, with respect to a Eurodollar Loan, for any Interest Period, a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/16th of 1%) by dividing (a) the rate of interest, determined by Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two Business Days prior to the beginning of such Interest Period pertaining to such Eurodollar Loan, as listed on British Bankers Association Interest Rate LIBOR 01 or 02 as provided by Reuters (or, if for any reason such rate is unavailable from Reuters, from any other similar company or service that provides rate quotations comparable to those currently provided by Reuters) as the rate in the London interbank market for Dollar deposits in immediately available funds with a maturity comparable to such Interest Period, provided that, in the event that such rate quotation is not available for any reason, then the Eurodollar Rate shall be the average (rounded upward to the nearest 1/16th of 1%) of the per annum rates at which deposits in immediately available funds in Dollars for the relevant Interest Period and in the amount of the Eurodollar Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to Agent (or an affiliate of Agent, in Agent’s discretion) by prime banks in any Eurodollar market reasonably selected by Agent, determined as of 11:00 A.M. (London time) (or as soon thereafter as practicable), two Business Days prior to the beginning of the relevant Interest Period pertaining to such Eurodollar Loan hereunder; by (b) 1.00 minus the Reserve Percentage.

“Event of Default” shall mean an event or condition that shall constitute an event of default as defined in Article VII hereof.

“Excluded Taxes” shall mean net income taxes (and franchise taxes imposed in lieu of net income taxes) imposed on Agent or any Lender by the Governmental Authority located in the jurisdiction where Agent or such Lender is organized or conducts business (other than any such connection arising solely from Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document).

“Existing Letter of Credit” shall mean that term as defined in Section 2.2(b)(vi) hereof.

“Facility Maturity Date” shall mean the last day of the Commitment Period.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Closing Date.

“Financial Officer” shall mean any of the following officers: chief executive officer, president, chief financial officer or treasurer.  Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of Borrower.

“Fixed Charge Coverage Ratio” shall mean, as determined for the most recently completed four fiscal quarters of Borrower, on a Consolidated basis and in accordance with GAAP, the ratio of (a) (i) Consolidated EBITDA minus (ii) Consolidated Capital Expenditures (excluding Consolidated Capital Expenditures that are made (A) in connection with an Acquisition permitted pursuant to Section 5.13 hereof, (B) in connection with leasehold improvements (but only to the extent such improvements are reimbursable by the landlord), or (C) with the net proceeds of Dispositions of capital assets (excluding real estate), to (b) Consolidated Fixed Charges.

“Foreign Subsidiary” shall mean a Subsidiary that is organized outside of the United States.

“Fronting Lender” shall mean, as to any Letter of Credit transaction hereunder, Agent as issuer of the Letter of Credit, or, in the event that Agent either shall be unable to issue or shall agree that another Revolving Lender may issue, a Letter of Credit, such other Revolving Lender as shall agree to issue the Letter of Credit in its own name, but on behalf of the Revolving Lenders hereunder.

“GAAP” shall mean generally accepted accounting principles in the United States as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board (or agencies within the United States. accounting profession with similar or delegated functions and recognized by the Financial Accounting Standards Board as having authority to issue such interpretations), applied on a basis consistent with the past accounting practices and procedures of Borrower and the SEC, which are applicable to the circumstances as of the date of determination.

“General Intangibles” shall mean all (a) general intangibles, as defined in the U.C.C.; (b) choses in action, causes of action, all customer lists, corporate or other business records, inventions, designs, patents, patent applications, service marks, registrations, trade names, trademarks, copyrights, licenses, goodwill, computer software, rights to indemnification and tax refunds; and (c) Proceeds of any of the foregoing, irrespective of the form or kind thereof.

“Governmental Authority” shall mean any nation or government, any state, province or territory or other political subdivision thereof, any governmental agency, department, authority, instrumentality, regulatory body, court, central bank or other governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” shall mean a Person that shall have pledged its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker, endorser or Person that shall have agreed conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.

“Guarantor of Payment” shall mean each of the Companies set forth on Schedule 2 hereto, that are each executing and delivering a Guaranty of Payment, or any other Person that shall deliver a Guaranty of Payment to Agent subsequent to the Closing Date.

“Guaranty of Payment” shall mean each Guaranty of Payment executed and delivered on or after the Closing Date in connection with this Agreement by the Guarantors of Payment, as the same may from time to time be amended, restated or otherwise modified.

“Hedge Agreement” shall mean any (a) hedge agreement, interest rate swap, basis swap agreement, cap, collar or floor agreement, or other interest rate management device (including forward rate agreements) entered into by a Company with any Person in connection with any Indebtedness of such Company, or (b) currency swap agreement, forward currency purchase agreement or similar arrangement or agreement designed to protect against fluctuations in currency exchange rates entered into by a Company with any Person.

“Indebtedness” shall mean, for any Company (excluding in all cases trade payables payable in the ordinary course of business by such Company and accrued expenses), without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred or assumed, (b) all obligations for the deferred purchase price of capital assets, (c) all obligations under conditional sales or other title retention agreements, (d) all obligations (contingent or otherwise) under any letter of credit or banker’s acceptance, (e) all net obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device or any Hedge Agreement, (f) all synthetic leases, (g) all lease obligations that have been or should be capitalized on the books of such Company in accordance with GAAP, (h) all obligations of such Company with respect to asset securitization financing programs, (i) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, (j) all indebtedness secured by a Lien on the property of a Company, whether or not such indebtedness shall have been assumed by such Company, provided that if such Company has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the fair market value of such property securing such indebtedness at the time of determination, (k) all indebtedness of any partnership of which any Company is a general partner, (l) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Company to finance its operations or capital requirements, and (m) any guaranty of any obligation described in subparts (a) through (l) hereof.

“Intellectual Property Collateral Assignment Agreement” shall mean an Intellectual Property Collateral Assignment Agreement executed and delivered on or after the Closing Date by Borrower or a Guarantor of Payment, wherein Borrower or such Guarantor of Payment, as the case may be, has granted to Agent, for the benefit of the Lenders, a security interest in and a collateral assignment of all intellectual property owned by Borrower or such Guarantor of Payment, as the same may from time to time be amended, restated or otherwise modified.

“Interest Adjustment Date” shall mean the last day of each Interest Period.

“Interest Period” shall mean, with respect to a Eurodollar Loan, the period commencing on the date such Eurodollar Loan is made and ending on the last day of such period, as selected by Borrower pursuant to the provisions hereof, and, thereafter (unless such Eurodollar Loan is converted to a Base Rate Loan), each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period, as selected by Borrower pursuant to the provisions hereof.  The duration of each Interest Period for a Eurodollar Loan shall be one month, two months, three months or six months in each case as Borrower may select upon notice, as set forth in Section 2.6 hereof; provided that, if Borrower shall fail to so select the duration of any Interest Period for a Eurodollar Loan at least three Business Days prior to the Interest Adjustment Date applicable to such Eurodollar Loan, Borrower shall be deemed to have converted such Eurodollar Loan to a Base Rate Loan at the end of the then current Interest Period.

“Inventory” shall mean all inventory, as defined in the U.C.C.

“Investment Property” shall mean all investment property, as defined in the U.C.C., unless the Uniform Commercial Code as in effect in another jurisdiction would govern the perfection and/or priority of a security interest in investment property, and, in such case, “investment property” shall be defined in accordance with the law of that jurisdiction as in effect from time to time.

“Lender Credit Exposure” shall mean, for any Lender, at any time, the aggregate of such Lender’s respective pro rata shares of the Revolving Credit Exposure and the Term Loan Exposure.

“Letter of Credit” shall mean a standby letter of credit that shall be issued by the Fronting Lender for the account of Borrower or a Guarantor of Payment, including amendments thereto, if any, and shall have an expiration date no later than the earlier of (a) one year after its date of issuance or (b) fifteen (15) days prior to the last day of the Commitment Period.

“Letter of Credit Commitment” shall mean the commitment of the Fronting Lender, on behalf of the Revolving Lenders, to issue Letters of Credit in an aggregate face amount of up to Ten Million Dollars ($10,000,000).

“Letter of Credit Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn face amount of all issued and outstanding Letters of Credit, and (b) the aggregate of the draws made on Letters of Credit that have not been reimbursed by Borrower or converted to a Revolving Loan pursuant to Section 2.2(b)(iv) hereof.

“Leverage Ratio” shall mean, as determined on a Consolidated basis and in accordance with GAAP, the ratio of (a) Consolidated Funded Indebtedness (for the most recently completed fiscal quarter of Borrower) to (b) Consolidated EBITDA (for the most recently completed four fiscal quarters of Borrower).

“Lien” shall mean any mortgage, deed of trust, security interest, lien (statutory or other), charge, encumbrance on, pledge or deposit of, or conditional sale, leasing, sale with a right of redemption or other title retention agreement and any capitalized lease with respect to any property (real or personal) or asset.

“Liquidity” shall mean, at any date, an amount equal to the sum of (a) cash, (b) Cash Equivalents having maturities of not more than one year from the date of acquisition; and (c) the Revolving Credit Availability.

“Loan” shall mean a Revolving Loan, a Swing Loan or the Term Loan granted to Borrower by the Lenders in accordance with Section 2.2 or 2.3 hereof.

“Loan Documents” shall mean, collectively, this Agreement, each Note, each Guaranty of Payment, all documentation relating to each Letter of Credit, each Security Document and the Agent Fee Letter, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced, and any other document delivered pursuant thereto.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of Borrower, (b) the business, operations, property, condition (financial or otherwise) or prospects of the Companies taken as a whole, (c) the ability of Borrower or the Companies to perform its or their obligations under this Agreement or any of the other Loan Documents, or (d) the validity or enforceability of the Loan Documents or the rights and remedies of Agent or the Lenders hereunder or thereunder.

“Material Indebtedness Agreement” shall mean any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing any Indebtedness of any Company or the Companies in excess of the amount of Three Million Dollars ($3,000,000).

“Maximum Amount” shall mean, for each Lender, the amount set forth opposite such Lender’s name under the column headed “Maximum Amount” as set forth on Schedule 1 hereto, subject to decreases determined pursuant to Section 2.10(a) hereof, increases pursuant to Section 2.10(b) hereof and assignments of interests pursuant to Section 11.10 hereof; provided, however, that the Maximum Amount for the Swing Line Lender shall exclude the Swing Line Commitment (other than its pro rata share), and the Maximum Amount of the Fronting Lender shall exclude the Letter of Credit Commitment (other than its pro rata share).

“Maximum Commitment Amount” shall mean One Hundred Million Dollars ($100,000,000).

“Maximum Revolving Amount” shall mean Seventy-Five Million Dollars ($75,000,000).

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor to such company.

“Mortgage” shall mean each Open-End Mortgage, Assignment of Leases and Rents and Security Agreement (or comparable document), relating to the Real Property, executed and delivered by a Credit Party, to further secure the obligations under the Loan Documents, as the same may from time to time be amended, restated or otherwise modified.

“Multiemployer Plan” shall mean a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.

“Note” shall mean a Revolving Credit Note, the Swing Line Note or a Term Note, or any other promissory note delivered pursuant to this Agreement.

“Note Agreement” shall mean the Security Purchase Agreement, dated as of June 10, 2004, by and among Borrower and the Buyers, as defined therein, as the same may from time to time be amended, restated or otherwise modified with the prior written consent of the Required Lenders.

“Notice of Loan” shall mean a Notice of Loan in the form of the attached Exhibit D.

“Obligations” shall mean, collectively, (a) all Indebtedness and other obligations incurred by Borrower to Agent, the Fronting Lender, the Swing Line Lender, or any Lender pursuant to this Agreement and includes the principal of and interest on all Loans and all obligations pursuant to Letters of Credit, (b) each extension, renewal or refinancing of the foregoing, in whole or in part, (c) the commitment and other fees and any prepayment fees payable hereunder, and all fees and charges in connection with Letters of Credit, and (d) all Related Expenses.

“Organizational Documents” shall mean, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, operating agreement or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise, ad valorem or property taxes, goods and services taxes, harmonized sales taxes and other sales taxes, use taxes, value added taxes, charges or similar taxes or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Overall Commitment Percentage” shall mean a Lender’s percentage of the Total Commitment Amount based upon such Lender’s Maximum Amount of the Total Commitment Amount.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or its successor.

“Pension Plan” shall mean an ERISA Plan that is a “pension plan” (within the meaning of ERISA Section 3(2)).

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, unlimited liability company, institution, trust, estate, government or other agency or political subdivision thereof or any other entity.

“Pledge Agreement” shall mean each of the Pledge Agreements, relating to the Pledged Securities, executed and delivered by Borrower and each Domestic Subsidiary in favor of Agent, for the benefit of the Lenders, dated as of the Closing Date, and any other Pledge Agreement executed by any other Domestic Subsidiary on or after the Closing Date, as any of the foregoing may from time to time be amended, restated or otherwise modified.

“Pledged Securities” shall mean all of the shares of capital stock or other equity interest of a Subsidiary of Borrower, whether now owned or hereafter acquired or created, and all proceeds thereof; provided, however, that Pledged Securities shall only include up to sixty-five percent (65%) of the shares of capital stock or other equity interest of any first-tier Foreign Subsidiary.

“Prime Rate” shall mean the interest rate established from time to time by Agent as Agent’s prime rate, whether or not such rate shall be publicly announced; the Prime Rate may not be the lowest interest rate charged by Agent for commercial or other extensions of credit. Each change in the Prime Rate shall be effective immediately from and after such change.

“Proceeds” shall mean (a) proceeds as defined in the U.C.C., and any other proceeds, and (b) whatever is received upon the sale, exchange, collection or other disposition of Collateral or proceeds, whether cash or non-cash.  Cash proceeds includes, without limitation, moneys, checks and Deposit Accounts.  Proceeds includes, without limitation, any Account arising when the right to payment is earned under a contract right, any insurance payable by reason of loss or damage to the Collateral, and any return or unearned premium upon any cancellation of insurance.  Except as expressly authorized in this Agreement, the right of Agent and the Lenders to Proceeds specifically set forth herein or indicated in any financing statement shall never constitute an express or implied authorization on the part of Agent or any Lender to a Company’s sale, exchange, collection or other disposition of any or all of the Collateral.

“Real Property” shall mean the real estate owned by a Credit Party, as set forth on Schedule 4 hereto, together with all improvements and buildings thereon and all appurtenances, easements or other rights thereto belonging, and being defined collectively as the “Property” in each of the Mortgages.

“Regularly Scheduled Payment Date” shall mean the last day of each March, June, September and December of each year.

“Related Expenses” shall mean any and all reasonable out-of-pocket costs, liabilities and expenses (including, without limitation, losses, damages, penalties, claims, actions, attorneys’ fees, legal expenses, judgments, suits and disbursements) (a) incurred by Agent, or imposed upon or asserted against Agent or any Lender in any attempt by Agent and the Lenders to (i) obtain, preserve, perfect or enforce any Loan Document or any security interest evidenced by any Loan Document; (ii) obtain payment, performance or observance of any and all of the Obligations; or (iii) maintain, insure, audit, collect, preserve, repossess or dispose of any of the collateral securing the Obligations or any part thereof, including, without limitation, costs and expenses for appraisals, assessments and audits of any Company or any such collateral; or (b) incidental or related to (a) above, including, without limitation, interest thereupon from the date incurred, imposed or asserted until paid at the Default Rate.

“Related Writing” shall mean each Loan Document and any other assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report or other writing furnished by any Credit Party, or any of its officers, to Agent or the Lenders pursuant to or otherwise in connection with this Agreement.

“Reportable Event” shall mean a reportable event as that term is defined in Title IV of ERISA, except actions of general applicability by the Secretary of Labor under Section 110 of such Act.

“Request for Extension” shall mean a notice, substantially in the form of the attached Exhibit G.

“Required Lenders” shall mean the holders of at least fifty-one percent (51%) of the sum of (a) the principal outstanding under the Term Notes, and (b) (i) during the Commitment Period, the Revolving Amount, or (ii) after the Commitment Period, the aggregate amount outstanding under all of the Revolving Credit Notes (other than the Swing Line Note) and the Letter of Credit Exposure and the Swing Line Exposure; provided, however, that, if there shall be two or more Lenders, Required Lenders shall constitute at least two Lenders.

“Requirement of Law” shall mean, as to any Person, any law, treaty, rule or regulation or determination or policy statement or interpretation of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property.

“Reserve Percentage” shall mean for any day that percentage (expressed as a decimal) that is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of Eurocurrency Liabilities.  The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

“Restricted Payment” shall mean, with respect to any Company, (a) any amount paid in redemption (including any mandatory redemption or optional redemption), retirement, repurchase, direct or indirect, of the Convertible Subordinated Notes or any other Subordinated Indebtedness; or (b) the exercise by such Company of any right of defeasance or covenant defeasance or similar right with respect to the Convertible Subordinated Notes or any other Subordinated Indebtedness.

“Revolving Amount” shall mean the Closing Revolving Amount, as such amount may be increased up to the Maximum Revolving Amount pursuant to Section 2.10(b) hereof, or decreased pursuant to Section 2.10(a) hereof.

“Revolving Credit Availability” shall mean, at any time, the amount equal to the Revolving Credit Commitment minus the Revolving Credit Exposure.

“Revolving Credit Commitment” shall mean the obligation hereunder, during the Commitment Period, of (a) each Revolving Lender to make Revolving Loans, (b) the Fronting Lender to issue and each Revolving Lender to participate in Letters of Credit pursuant to the Letter of Credit Commitment, and (c) the Swing Line Lender to make and each Revolving Lender to participate in Swing Loans pursuant to the Swing Line Commitment; up to an aggregate principal amount outstanding at any time equal to the Revolving Amount.

“Revolving Credit Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of all Revolving Loans outstanding, (b) the Swing Line Exposure, and (c) the Letter of Credit Exposure.

“Revolving Credit Note” shall mean a Revolving Credit Note executed and delivered pursuant to Section 2.5(a) hereof.

“Revolving Lender” shall mean a Lender with a percentage of the Revolving Credit Commitment as set forth on Schedule 1 hereto.

“Revolving Loan” shall mean a Loan granted to Borrower by the Revolving Lenders in accordance with Section 2.2 hereof.

“SEC” shall mean the United States Securities and Exchange Commission, or any governmental body or agency succeeding to any of its principle functions.

“Secured Obligations” shall mean, collectively, (a) the Obligations, and (b) all obligations and liabilities now existing or hereafter incurred by a Company under a Hedge Agreement with a Lender.

“Security Agreement” shall mean each Security Agreement, executed and delivered by a Guarantor of Payment in favor of Agent, for the benefit of the Lenders, dated as of the Closing Date, and any other Security Agreement executed on or after the Closing Date, as the same may from time to time be amended, restated or otherwise modified.

“Security Documents” shall mean each Security Agreement, each Pledge Agreement, each Intellectual Property Collateral Assignment Agreement, each Mortgage, each Control Agreement, each U.C.C. Financing Statement or similar filing as to a jurisdiction located outside of the United States of America filed in connection herewith or perfecting any interest created in any of the foregoing documents, and any other document pursuant to which any Lien is granted by a Company to Agent, for the benefit of the Lenders, as security for the Secured Obligations, or any part thereof, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.

“Senior Leverage Ratio” shall mean, at any time, as determined on a Consolidated basis and in accordance with GAAP, the ratio of (a) Consolidated Senior Funded Indebtedness (for the most recently completed fiscal quarter of Borrower) to (b) Consolidated EBITDA (for the most recently completed four fiscal quarters of Borrower).

“Specific Commitment” shall mean the Revolving Credit Commitment or the Term Loan Commitment.

“Standard & Poor’s” shall mean Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., or any successor to such company.

“Subordinated” shall mean, as applied to Indebtedness, Indebtedness that shall have been subordinated (by written terms or written agreement being, in either case, in form and substance reasonably satisfactory to Agent and the Required Lenders) in favor of the prior payment in full of the Obligations (other than contingent indemnity obligations).

“Subsidiary” of a Company shall mean (a) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by such Company or by one or more other subsidiaries of such Company or by such Company and one or more subsidiaries of such Company, (b) a partnership or limited liability company of which such Company, one or more other subsidiaries of such Company or such Company and one or more subsidiaries of such Company, directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has an ownership interest greater than fifty percent (50%) of all of the ownership interests in such partnership or limited liability company, or (c) any other Person (other than a corporation, partnership or limited liability company) in which such Company, one or more other subsidiaries of such Company or such Company and one or more subsidiaries of such Company, directly or indirectly, has at least a majority interest in the Voting Power or the power to elect or direct the election of a majority of directors or other governing body of such Person.

“Swing Line Commitment” shall mean the commitment of the Swing Line Lender to make Swing Loans to Borrower up to the aggregate amount at any time outstanding of Five Million Dollars ($5,000,000).

“Swing Line Exposure” shall mean, at any time, the aggregate principal amount of all Swing Loans outstanding.

“Swing Line Lender” shall mean KeyBank National Association, as holder of the Swing Line Commitment.

“Swing Line Note” shall mean the Swing Line Note executed and delivered pursuant to Section 2.5(b) hereof.

“Swing Loan” shall mean a loan that shall be denominated in Dollars granted to Borrower by the Swing Line Lender under the Swing Line Commitment.

“Swing Loan Maturity Date” shall mean, with respect to any Swing Loan, the earlier of (a) thirty (30) days after the date such Swing Loan is made, or (b) the last day of the Commitment Period.

“Taxes” shall mean any and all present or future taxes of any kind, including but not limited to, levies, imposts, duties, charges, fees, deductions or withholdings now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (together with any interest, penalties, additions to taxes or similar liabilities with respect thereto) other than Excluded Taxes.

“Term Lender” shall mean a Lender with a percentage of the Term Loan Commitment as set forth on Schedule 1 hereto.

“Term Loan” shall mean the Loan granted to Borrower by the Term Lenders in accordance with Section 2.3 hereof.

“Term Loan Commitment” shall mean the obligation hereunder of the Term Lenders to make a Term Loan in the original principal amount of Twenty-Five Million Dollars ($25,000,000), with each Term Lender’s obligation to participate therein being in the amount set forth opposite such Term Lender’s name under the column headed “Term Loan Commitment Amount” as set forth on Schedule 1 hereto.

“Term Note” shall mean a Term Note executed and delivered pursuant to Section 2.5(c) hereof.

“Total Commitment Amount” shall mean the Closing Commitment Amount, as such amount may be increased up to the Maximum Commitment Amount pursuant to Section 2.10(b) hereof, or decreased pursuant to Section 2.10(a) hereof.

“U.C.C.” shall mean the Uniform Commercial Code, as in effect from time to time in Ohio.

“U.C.C. Financing Statement” shall mean a financing statement filed or to be filed in accordance with the Uniform Commercial Code, as in effect from time to time, in the relevant state or states.

“Voting Power” shall mean, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person.  The holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

“Welfare Plan” shall mean an ERISA Plan that is a “welfare plan” within the meaning of ERISA Section 3(l).

“Wholly-Owned Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company or other entity, all of the securities or other ownership interest of which having ordinary Voting Power to elect a majority of the board of directors, or other persons performing similar functions, are at the time directly or indirectly owned by such Person.

Section 1.2.  Accounting Terms.  Any accounting term not specifically defined in this Article I shall have the meaning ascribed thereto by GAAP.  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then Borrower, Agent and the Required Lenders agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by Borrower, Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated and construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC (or successors thereto or agencies with similar functions).

Section 1.3.  Terms Generally.  The foregoing definitions shall be applicable to the singular and plurals of the foregoing defined terms.  Unless otherwise defined in this Article I, terms that are defined in the U.C.C. are used herein as so defined.

ARTICLE II.  AMOUNT AND TERMS OF CREDIT

Section 2.1.  Amount and Nature of Credit.

(a)                                  Subject to the terms and conditions of this Agreement, the Lenders, during the Commitment Period and to the extent hereinafter provided, shall make Loans to Borrower, participate in Swing Loans made by the Swing Line Lender to Borrower, and issue or participate in Letters of Credit at the request of Borrower, in such aggregate amount as Borrower shall request pursuant to the Commitment; provided, however, that in no event shall the aggregate principal amount of all Loans and Letters of Credit outstanding under this Agreement be in excess of the Total Commitment Amount.

(b)                                 Each Lender, for itself and not one for any other, agrees to make Loans, participate in Swing Loans, and issue or participate in Letters of Credit, during the Commitment Period, on such basis that, immediately after the completion of any borrowing by Borrower or the issuance of a Letter of Credit:

(i)                                     the aggregate outstanding principal amount of Loans made by such Lender (other than Swing Loans made by the Swing Line Lender), when combined with such Lender’s pro rata share, if any, of the Letter of Credit Exposure and the Swing Line Exposure, shall not be in excess of the Maximum Amount for such Lender; and

(ii)                                  with respect to each Specific Commitment, the aggregate outstanding principal amount of Loans (other than Swing Loans) made by such Lender with respect to such Specific Commitment shall represent that percentage of the aggregate principal amount then outstanding on all Loans (other than Swing Loans) within such Specific Commitment that shall be such Lender’s Applicable Commitment Percentage.

Within each Specific Commitment, each borrowing (other than Swing Loans) from the Lenders hereunder shall be made pro rata according to the respective Applicable Commitment Percentages of the Lenders.

(c)                                  The Loans may be made as Revolving Loans as described in Section 2.2(a) hereof, as a Term Loan as described in Section 2.3 hereof, and as Swing Loans as described in Section 2.2(c) hereof, and Letters of Credit may be issued in accordance with Section 2.2(b) hereof.

Section 2.2.  Revolving Credit.

(a)                                  Revolving Loans.  Subject to the terms and conditions of this Agreement, during the Commitment Period, the Revolving Lenders shall make a Revolving Loan or Revolving Loans to Borrower in such amount or amounts as Borrower may from time to time request, but not exceeding in aggregate principal amount at any time outstanding hereunder the Revolving Credit Commitment, when such Revolving Loans are combined with the Letter of Credit Exposure and the Swing Line Exposure.  Borrower shall have the option, subject to the terms and conditions set forth herein, to borrow Revolving Loans, maturing on the last day of the Commitment Period, by means of any combination of Base Rate Loans or Eurodollar Loans.  Subject to the provisions of this Agreement, Borrower shall be entitled under this Section 2.2(a) to borrow funds, repay the same in whole or in part and re-borrow hereunder at any time and from time to time during the Commitment Period.

(b)                                 Letters of Credit.

(i)                                     Generally.  Subject to the terms and conditions of this Agreement, during the Commitment Period, the Fronting Lender shall, in its own name, on behalf of the Revolving Lenders, issue such Letters of Credit for the account of a Credit Party, as Borrower may from time to time request.  Borrower shall not request any Letter of Credit (and the Fronting Lender shall not be obligated to issue any Letter of Credit) if, after giving effect thereto, (A) the Letter of Credit Exposure would exceed the Letter of Credit Commitment or (B) the Revolving Credit Exposure would exceed the Revolving Credit Commitment.  The issuance of each Letter of Credit shall confer upon each Revolving Lender the benefits and liabilities of a participation consisting of an undivided pro rata interest in the Letter of Credit to the extent of such Revolving Lender’s Applicable Commitment Percentage.

(ii)                                  Request for Letter of Credit.  Each request for a Letter of Credit shall be delivered to Agent (and to the Fronting Lender, if the Fronting Lender is a Lender other than Agent) by an Authorized Officer not later than 11:00 A.M. (Eastern time) three Business Days prior to the day upon which the Letter of Credit is to be issued.  Each such request shall be in a form reasonably acceptable to Agent (and to the Fronting Lender, if the Fronting Lender is a Lender other than Agent) and shall specify the face amount thereof, the account party, the beneficiary, the intended date of issuance, the expiry date thereof, and the nature of the transaction to be supported thereby.  Concurrently with each such request, Borrower, and any Credit Party for whose account the Letter of Credit is to be issued, shall execute and deliver to the Fronting Lender an appropriate application and agreement, being in the standard form of the Fronting Lender for such letters of credit, as amended to conform to the provisions of this Agreement if required by Agent.  Agent shall give the Fronting Lender and each Revolving Lender notice of each such request for a Letter of Credit.

(iii)                               Letter of Credit Fees.  With respect to each Letter of Credit and the drafts thereunder, if any, whether issued for the account of Borrower or any other Credit Party, Borrower agrees to (A) pay to Agent, for the pro rata benefit of the Revolving Lenders, a non-refundable commission based upon the face amount of such Letter of Credit, which shall be paid quarterly in arrears, on each Regularly Scheduled Payment Date, at the rate per annum of the Applicable Margin for Eurodollar Loans (in effect on the date such payment is to be made) multiplied by the face amount of such Letter of Credit; (B) pay to Agent, for the sole benefit of the Fronting Lender, an additional Letter of Credit fee, which shall be paid on each date that such Letter of Credit shall be issued, amended or renewed at the rate of one-eighth percent (1/8%) of the face amount of such Letter of Credit; and (C) pay to Agent, for the sole benefit of the Fronting Lender, such other issuance, amendment, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are generally charged by the Fronting Lender under its fee schedule as in effect from time to time.

(iv)                              Refunding of Letters of Credit with Revolving Loans.  Whenever a Letter of Credit shall be drawn, Borrower shall promptly reimburse the Fronting Lender for the amount drawn.  In the event that the amount drawn shall not have been reimbursed by Borrower on the date of the drawing of such Letter of Credit, at the sole option of Agent (and the Fronting Lender, if the Fronting Lender is a Lender other than Agent), Borrower shall be deemed to have requested a Revolving Loan, subject to the provisions of Section 2.2 and 2.6 hereof (other than the requirement set forth in Section 2.6(d) hereof), in the amount drawn.  Such Revolving Loan shall be evidenced by the Revolving Credit Notes.  Each Revolving Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever.  Each Revolving Lender acknowledges and agrees that its obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this Section 2.2(b) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to Agent, for the account of the Fronting Lender, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated.  Borrower irrevocably authorizes and instructs Agent to apply the proceeds of any borrowing pursuant to this subsection (iv) to reimburse, in full, the Fronting Lender for the amount drawn on such Letter of Credit.  Each such Revolving Loan shall be deemed to be a Base Rate Loan unless otherwise requested by and available to Borrower hereunder.  Each Revolving Lender is hereby authorized to record on its records relating to its Revolving Credit Note such Revolving Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit.

(v)                                 Participation in Letters of Credit.  If, for any reason, Agent (and the Fronting Lender, if the Fronting Lender is a Lender other than Agent) shall be unable to or, in the opinion of Agent, it shall be impracticable to, convert any Letter of Credit to a Revolving Loan pursuant to the preceding subsection, Agent (and the Fronting Lender, if the Fronting Lender is a Lender other than Agent) shall have the right to request that each Revolving Lender purchase a participation in the amount due with respect to such Letter of Credit, and Agent shall promptly notify each Revolving Lender thereof (by facsimile or telephone, confirmed in writing).  Upon such notice, but without further action, the Fronting Lender hereby agrees to grant to each Revolving Lender, and each Revolving Lender hereby agrees to acquire from the Fronting Lender, an undivided participation interest in the amount due with respect to such Letter of Credit in an amount equal to such Revolving Lender’s Applicable Commitment Percentage of the principal amount due with respect to such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Agent, for the account of the Fronting Lender, such Revolving Lender’s ratable share of the amount due with respect to such Letter of Credit (determined in accordance with such Revolving Lender’s Applicable Commitment Percentage).  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in the amount due under any Letter of Credit that is drawn but not reimbursed by Borrower pursuant to this subsection (v) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated.  Each Revolving Lender shall comply with its obligation under this subsection (v) by wire transfer of immediately available funds in the same manner as provided in Section 2.6 hereof with respect to Revolving Loans.  Each Revolving Lender is hereby authorized to record on its records such Revolving Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit.  In addition, each Lender agrees to risk participate in the Existing Letters of Credit as provided in subsection (vi) below.

(vi)                              Existing Letters of Credit.  Schedule 2.2 hereto contains a description of all letters of credit outstanding on, and to continue in effect after, the Closing Date.  Each such letter of credit issued by a bank that is or becomes a Lender under this Agreement on the Closing Date (each, an “Existing Letter of Credit”) shall constitute a “Letter of Credit” for all purposes of this Agreement, issued, for purposes of Section 2.2(a)(v) hereof, on the Closing Date.  Borrower, Agent and the applicable Lenders hereby agree that, from and after such date, the terms of this Agreement shall apply to the Existing Letters of Credit, superseding any other agreement theretofore applicable to them to the extent inconsistent with the terms hereof.  Notwithstanding anything to the contrary in any reimbursement agreement applicable to the Existing Letters of Credit, the fees payable in connection with each Existing Letter of Credit to be shared with the Lenders shall accrue from the Closing Date at the rate provided in this Section 2.2.

(c)                                  Swing Loans.

(i)                                     Generally.  Subject to the terms and conditions of this Agreement, during the Commitment Period, the Swing Line Lender shall make a Swing Loan or Swing Loans to Borrower in such amount or amounts as Borrower, through an Authorized Officer, may from time to time request; provided that Borrower shall not request any Swing Loan if, after giving effect thereto, (A) the Revolving Credit Exposure would exceed the Revolving Credit Commitment, or (B) the Swing Line Exposure would exceed the Swing Line Commitment.  Each Swing Loan shall be due and payable on the Swing Loan Maturity Date applicable thereto.

(ii)                                  Refunding of Swing Loans.  If the Swing Line Lender so elects, by giving notice to Borrower and the Revolving Lenders, Borrower agrees that the Swing Line Lender shall have the right, in its sole discretion, to require that any Swing Loan be refinanced as a Revolving Loan.  Such Revolving Loan shall be a Base Rate Loan unless otherwise requested by and available to Borrower hereunder.  Upon receipt of such notice by Borrower and the Revolving Lenders, Borrower shall be deemed, on such day, to have requested a Revolving Loan in the principal amount of the Swing Loan in accordance with subsection (a) of this Section 2.2 and 2.6 hereof (other than the requirement set forth in Section 2.6(d) hereof).  Such Revolving Loan shall be evidenced by the Revolving Credit Notes.  Each Revolving Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever.  Each Revolving Lender acknowledges and agrees that such Revolving Lender’s obligation to make a Revolving Loan pursuant to subsection (a) of this Section 2.2 hereof when required by this subsection (ii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to Agent, for the account of the Swing Line Lender, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated.  Borrower irrevocably authorizes and instructs Agent to apply the proceeds of any borrowing pursuant to this subsection (ii) to repay in full such Swing Loan.  Each

Revolving Lender is hereby authorized to record on its records such Revolving Lender’s pro rata share of the amounts paid to refund such Swing Loan.

(iii)                               Participation in Swing Loans.  If, for any reason, Agent is unable to or, in the opinion of Agent, it is impracticable to, convert any Swing Loan to a Revolving Loan pursuant to the preceding subsection (ii), then on any day that a Swing Loan is outstanding (whether before or after the maturity thereof), Agent shall have the right to request that each Revolving Lender purchase a participation in such Swing Loan, and Agent shall promptly notify each Revolving Lender thereof (by facsimile or telephone, confirmed in writing).  Upon such notice, but without further action, the Swing Line Lender hereby agrees to grant to each Revolving Lender, and each Revolving Lender hereby agrees to acquire from the Swing Line Lender, an undivided participation interest in such Swing Loan in an amount equal to such Revolving Lender’s Applicable Commitment Percentage of the principal amount of such Swing Loan.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Agent, for the benefit of the Swing Line Lender, such Revolving Lender’s ratable share of such Swing Loan (determined in accordance with such Revolving Lender’s Applicable Commitment Percentage).  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swing Loans pursuant to this subsection (iii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated.  Each Revolving Lender shall comply with its obligation under this subsection (iii) by wire transfer of immediately available funds, in the same manner as provided in Section 2.6 hereof with respect to Revolving Loans to be made by such Revolving Lender.

Section 2.3.  Term Loan.

Subject to the terms and conditions of this Agreement, the Term Lenders shall make the Term Loan to Borrower on the Closing Date, in the amount of the Term Loan Commitment.  The Term Loan shall be payable in fifteen (15) consecutive quarter annual installments of One Million Five Hundred Sixty-Two Thousand Five Hundred Dollars ($1,562,500) each, commencing September 30, 2004, and continuing on each Regularly Scheduled Payment Date thereafter, with the balance thereof payable in full on June 30, 2008.  Borrower shall notify Agent, in accordance with the notice provisions of Section 2.6 hereof, whether the Term Loan will be a Base Rate Loan or Eurodollar Loans.  The Term Loan may be a mixture of a Base Rate Loan and Eurodollar Loans.

Section 2.4.  Interest.

(a)                                  Revolving Loans.

(i)                                     Base Rate Loan.  Borrower shall pay interest on the unpaid principal amount of a Base Rate Loan outstanding from time to time from the date thereof until paid at the Derived Base Rate from time to time in effect.  Interest on such Base Rate Loan shall be payable, commencing September 30, 2004, and on each Regularly Scheduled Payment Date thereafter and at the maturity thereof.

(ii)                                  Eurodollar Loans.  Borrower shall pay interest on the unpaid principal amount of each Eurodollar Loan outstanding from time to time, fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto (but subject to changes in the Applicable Margin), at the Derived Eurodollar Rate.  Interest on such Eurodollar Loan shall be payable on each Interest Adjustment Date with respect to an Interest Period (provided that if an Interest Period shall exceed three months, the interest must be paid every three months, commencing three months from the beginning of such Interest Period).

(b)                                 Swing Loans.  Borrower shall pay interest to Agent, for the sole benefit of the Swing Line Lender (and any Revolving Lender that shall have purchased a participation in such Swing Loan), on the unpaid principal amount of each Swing Loan outstanding from time to time from the date thereof until paid at the Derived Base Rate.  Interest on each Swing Loan shall be payable on the Swing Loan Maturity Date applicable thereto. Each Swing Loan shall bear interest for a minimum of one day.

(c)                                  Term Loan.

(i)                                     Base Rate Loan.  With respect to any portion of the Term Loan that shall be a Base Rate Loan, Borrower shall pay interest on the unpaid principal amount thereof outstanding from time to time from the date thereof until paid, commencing September 30, 2004, and continuing on each Regularly Scheduled Payment Date thereafter and at the maturity thereof, at the Derived Base Rate from time to time in effect.

(ii)                                  Eurodollar Loans.  With respect to any portion of the Term Loan that shall be a Eurodollar Loan, Borrower shall pay interest on the unpaid principal amount of such Eurodollar Loan outstanding from time to time, fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto (but subject to changes in the Applicable Margin), at the Derived Eurodollar Rate.  Interest on such Eurodollar Loan shall be payable on each Interest Adjustment Date with respect to an Interest Period (provided that if an Interest Period shall exceed three months, the interest must be paid every three months, commencing three months from the beginning of such Interest Period).

(d)                                 Default Rate.  Anything herein to the contrary notwithstanding, if an Event of Default pursuant to Section 8.1 or 8.11 hereof shall occur and be continuing, upon the election of the Required Lenders (i) the principal of each Loan and the unpaid interest thereon shall bear interest, until paid, at the Default Rate, (ii) the fee for the aggregate undrawn face amount of all issued and outstanding Letters of Credit shall be increased by two percent (2%) in excess of the rate otherwise applicable thereto, and (iii) in the case of any other amount due from Borrower hereunder or under any other Loan Document, such amount shall bear interest at the Default Rate; provided that, during an Event of Default under Section 8.11 hereof, the applicable Default Rate shall apply without any election or action on the part of Agent or any Lender.

(e)                                  Limitation on Interest.  In no event shall the rate of interest hereunder exceed the maximum rate allowable by law.    Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower.  In determining whether the interest contracted for, charged, or received by Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

Section 2.5.  Evidence of Indebtedness.

(a)                                  Revolving Loans.  The obligation of Borrower to repay the Revolving Loans made by each Revolving Lender and to pay interest thereon shall be evidenced by a Revolving Credit Note of Borrower in the form of the attached Exhibit A, payable to the order of such Revolving Lender in the principal amount of its Applicable Commitment Percentage of the Revolving Credit Commitment, or, if less, the aggregate unpaid principal amount of Revolving Loans made by such Revolving Lender.

(b)                                 Swing Loan.  The obligation of Borrower to repay the Swing Loans and to pay interest thereon shall be evidenced by a Swing Line Note of Borrower in the form of the attached Exhibit B, and payable to the order of the Swing Line Lender in the principal amount of the Swing Line Commitment, or, if less, the aggregate unpaid principal amount of Swing Loans made by the Swing Line Lender.

(c)                                  Term Loan.  The obligation of Borrower to repay the portion of the Term Loan made by each Term Lender and to pay interest thereon shall be evidenced by a Term Note of Borrower in the form of the attached Exhibit C, payable to the order of such Term Lender in the principal amount of its Commitment Percentage of the Term Loan.

Section 2.6.  Notice of Credit Event; Funding of Loans.

(a)                                  Notice of Credit Event.  Borrower, through an Authorized Officer, shall provide to Agent a Notice of Loan prior to (i) 12:00 noon (Eastern time) on the proposed date of borrowing or conversion of any Base Rate Loan, (ii) 12:00 noon (Eastern time) three Business Days prior to the proposed date of borrowing, conversion or continuation of any Eurodollar Loan, and (iii) 3:00 P.M. (Eastern time) on the proposed date of borrowing of any Swing Loan.  Borrower shall comply with the notice provisions set forth in Section 2.2(b) hereof with respect to Letters of Credit.

(b)                                 Funding of Loans.  Agent shall notify each Revolving Lender of the date, amount and Interest Period (if applicable) promptly upon the receipt of a Notice of Loan, and, in any event, by 2:00 P.M. (Eastern time) on the date such notice is received.  On the date that the Credit Event set forth in such notice is to occur, each such Lender shall provide to Agent, not later than 3:00 P.M. (Eastern time), the amount in Dollars in federal or other immediately available funds, required of it.  If Agent shall elect to advance the proceeds of such Loan prior to receiving funds from such Revolving Lender, Agent shall have the right, upon prior notice to Borrower, to debit any account of Borrower or otherwise receive such amount from Borrower, promptly after demand, in the event that such Revolving Lender shall fail to reimburse Agent in accordance with this subsection.  Agent shall also have the right to receive interest from such Revolving Lender at the Federal Funds Effective Rate in the event that such Revolving Lender shall fail to provide its portion of the Loan on the date requested and Agent shall elect to provide such funds.

(c)                                  Conversion of Loans.  At the request of Borrower to Agent, subject to the notice and other provisions of this Section 2.6, the appropriate Lenders shall convert a Base Rate Loan to one or more Eurodollar Loans at any time and shall convert a Eurodollar Loan to a Base Rate Loan on any Interest Adjustment Date applicable thereto.  Swing Loans may be converted by the Swing Line Lender to Revolving Loans in accordance with Section 2.2(c)(ii) hereof.

(d)                                 Minimum Amount.  Each request for:

(i)                                     a Base Rate Loan shall be in an amount of not less than Two Million Dollars ($2,000,000), increased by increments of One Million Dollars ($1,000,000);

(ii)                                  a Eurodollar Loan shall be in an amount of not less than Two Million Dollars ($2,000,000), increased by increments of One Million Dollars ($1,000,000); and

(iii)                               a Swing Loan shall be in an amount not less than One Hundred Thousand Dollars ($100,000).

(e)                                  Interest Periods.  At no time shall Borrower request that Eurodollar Loans be outstanding for more than eight different Interest Periods.

Section 2.7.  Payment on Loans and Other Obligations.

(a)                                  Payments Generally.  Each payment made hereunder by Borrower shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever.

(b)                                 Payments from Borrower.  All payments (including prepayments) to Agent of the principal of or interest on any Loan or other payment, including but not limited to principal, interest, fees or any other amount owed by Borrower under this Agreement, shall be made in Dollars.  All payments described in this subsection (b) shall be remitted to Agent, at the address of Agent for notices referred to in Section 11.4 hereof, for the account of the Revolving Lenders (or the Fronting Lender or the Swing Line Lender, as appropriate) not later than 1:00 P.M.

(Eastern time) on the due date thereof in immediately available funds.  Any such payments received by Agent after 1:00 P.M. (Eastern time) shall be deemed to have been made and received on the next Business Day.

(c)                                  Payments to Lenders.  Upon Agent’s receipt of payments hereunder, Agent shall immediately distribute to the appropriate Lenders (except with respect to Swing Loans, which shall be paid to the Swing Line Lender or, with respect to Letters of Credit, certain of which payments shall only be paid to the Fronting Lender) their respective ratable shares, if any, of the amount of principal, interest, and commitment and other fees received by Agent for the account of such Lender.  Payments received by Agent shall be delivered to the Lenders in immediately available funds.  Each Lender, as appropriate, shall record any principal, interest or other payment, the principal amounts of Base Rate Loans, Eurodollar Loans, Swing Loans and Letters of Credit, all prepayments and the applicable dates, including Interest Periods, with respect to the Loans made, and payments received by such Lender, by such method as such Lender may generally employ; provided, however, that failure to make any such entry shall in no way detract from the obligations of Borrower under this Agreement or any Note.  The aggregate unpaid amount of Loans, types of Loans, Interest Periods and similar information with respect to the Loans and Letters of Credit set forth on the records of Agent shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal and interest owing to each Lender.

(d)                                 Timing of Payments.  Whenever any payment to be made hereunder, including, without limitation, any payment to be made on any Loan, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Loan; provided, however, that, with respect to any Eurodollar Loan, if the next Business Day shall fall in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.

Section 2.8.  Prepayment.

(a)                                  Right to Prepay.  Borrower shall have the right at any time or from time to time to prepay, on a pro rata basis for all of the appropriate Lenders (except with respect to Swing Loans, which shall be paid to the Swing Line Lender), all or any part of the principal amount of the Loans, as designated by Borrower.  Such payment shall include interest accrued on the amount so prepaid to the date of such prepayment and any amount payable under Article III hereof with respect to the amount being prepaid. Prepayments of Base Rate Loans shall be without any premium or penalty, other than any prepayment fees, penalties or other charges that may be contained in any Hedge Agreement.  Each prepayment of the Term Loan shall be applied to the principal installments thereof on a pro rata basis among the remaining principal installments.

(b)                                 Notice of Prepayment.  Borrower shall give Agent notice of prepayment of a Base Rate Loan or Swing Loan by not later than 11:00 A.M. (Eastern time) on the Business Day on which such prepayment is to be made and written notice of the prepayment of any Eurodollar

Loan not later than 1:00 P.M. (Eastern time) three Business Days before the Business Day on which such prepayment is to be made.

(c)                                  Minimum Amount.  Each prepayment of a Eurodollar Loan shall be in the principal amount of not less than Five Hundred Thousand Dollars ($500,000), increased by increments of Two Hundred Fifty Thousand Dollars ($250,000), or, with respect to a Swing Loan, the principal balance of such Swing Loan, except in the case of a mandatory payment pursuant to Section 2.12 or Article III hereof.

Section 2.9.  Commitment and Other Fees.

(a)                                  Commitment Fee.  Borrower shall pay to Agent, for the ratable account of the Revolving Lenders, as a consideration for the Revolving Credit Commitment, a commitment fee from the Closing Date to and including the last day of the Commitment Period, payable quarterly, at a rate per annum equal to (i) the Applicable Commitment Fee Rate in effect on the payment date, times (ii) (A) the average daily Revolving Amount in effect during such quarter, minus (B) the average daily Revolving Credit Exposure (exclusive of the Swing Line Exposure) during such quarter.  The commitment fee shall be payable in arrears, on September 30, 2004 and on each Regularly Scheduled Payment Date thereafter, and on the last day of the Commitment Period.

(b)                                 Agent Fee.  Borrower shall pay to Agent, for its sole benefit, the fees set forth in the Agent Fee Letter.

Section 2.10.  Modifications of Commitment.

(a)                                  Optional Reduction of Commitment.  Borrower may at any time and from time to time permanently reduce in whole or ratably in part the Revolving Credit Commitment to an amount not less than the then existing Revolving Credit Exposure, by giving Agent not fewer than three Business Days’ written notice of such reduction, provided that any such partial reduction shall be in an aggregate amount, for all of the Revolving Lenders, of not less than Five Million Dollars ($5,000,000).  Agent shall promptly notify each Revolving Lender of the date of each such reduction and such Revolving Lender’s proportionate share thereof.  After each such reduction, the commitment fees payable hereunder shall be calculated upon the Revolving Amount as so reduced.  If Borrower reduces in whole the Revolving Credit Commitment, on the effective date of such reduction (Borrower having prepaid in full the unpaid principal balance, if any, of the Loans, together with all interest and commitment and other fees accrued and unpaid, and provided that no Letter of Credit Exposure or Swing Line Exposure shall exist), all of the Notes shall be delivered to Agent marked “Canceled” and Agent shall redeliver such Notes to Borrower.  Any partial reduction in the Revolving Amount shall be effective during the remainder of the Commitment Period.

(b)                                 Increase in Commitment.  At any time during the Commitment Increase Period, Borrower may request that Agent increase the Revolving Amount from the Closing Revolving Amount up to the Maximum Revolving Amount by either (i) proportionally increasing, for one or more Revolving Lenders, with their prior written consent, their respective Applicable

Commitment Percentage of the Revolving Credit Commitment, or (ii) including one or more Additional Lenders, each with a new commitment under the Revolving Credit Commitment, as a party to this Agreement (collectively, the “Additional Commitment”).  During the Commitment Increase Period, the Lenders agree that Agent shall permit one or more Additional Commitments upon satisfaction of the following requirements: (A) each Additional Lender, if any, shall execute an Additional Lender Assumption Agreement, (B) Agent shall provide to Borrower and each Revolving Lender a revised Schedule 1 to this Agreement, including revised Applicable Commitment Percentages for each of the Revolving Lenders with respect to the Revolving Credit Commitment (revised so that each Revolving Lender will have a new Applicable Commitment Percentage for the Revolving Credit Commitment), at least three Business Days prior to the date of the effectiveness of such Additional Commitments (each an “Additional Lender Assumption Effective Date”), (C) Borrower shall execute and deliver to Agent and the Revolving Lenders such replacement or additional Revolving Credit Notes as shall be required by Agent, and (D) Borrower shall, on the Additional Lender Assumption Effective Date, deliver to Agent, for the benefit of the Lenders, (1) written confirmation (in form and substance reasonably satisfactory to Agent) that Borrower shall have given written notice to each Convertible Subordinated Noteholder that the Obligations incurred pursuant to the Additional Commitments are being designated as Senior Indebtedness (as defined in the Convertible Subordinated Notes), and (2) a certificate and any other reasonable evidence required by Agent or the Required Lenders demonstrating that all terms and conditions for designating Senior Indebtedness (as defined in the Convertible Subordinated Notes) under the Convertible Subordinated Notes are being met.  The Revolving Lenders hereby authorize Agent to execute each Additional Lender Assumption Agreement on behalf of the Revolving Lenders.  On each Additional Lender Assumption Effective Date, the Revolving Lenders shall make adjustments among themselves with respect to the Revolving Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of Agent, in order to reallocate among such Revolving Lenders such outstanding amounts, based on the revised Applicable Commitment Percentages and to otherwise carry out fully the intent and terms of this subsection (b).  In connection therewith, it is understood and agreed that the Maximum Amount of any Revolving Lender will not be increased (or decreased except pursuant to Section 2.10(a) hereof) without the prior written consent of such Revolving Lender.  Borrower shall not request any increase in the Total Commitment Amount (or the Revolving Amount) pursuant to this subsection (b) if a Default or an Event of Default shall then exist, or immediately after giving effect to any such increase would exist.  Upon the increase of the Revolving Amount, the Total Commitment Amount shall be proportionally increased from the Closing Commitment Amount to the Maximum Commitment Amount.

Section 2.11.  Computation of Interest and Fees.  With the exception of Base Rate Loans, interest on Loans, Related Expenses and commitment and other fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days and calculated for the actual number of days elapsed.  With respect to Base Rate Loans, interest shall be computed on the basis of a year having three hundred sixty-five (365) days or three hundred sixty-six (366) days, as the case may be, and calculated for the actual number of days elapsed.

Section 2.12.  Mandatory Payment.

(a)                                  Revolving Credit Exposure.  If, at any time, the Revolving Credit Exposure shall exceed the Revolving Credit Commitment, Borrower shall, as promptly as practicable, but in no event later than the next Business Day, prepay an aggregate principal amount of the Revolving Loans sufficient to bring the Revolving Credit Exposure within the Revolving Credit Commitment.

(b)                                 Swing Line Exposure.  If, at any time, the Swing Line Exposure shall exceed the Swing Line Commitment, Borrower shall, as promptly as practicable, but in no event later than the next Business Day, prepay an aggregate principal amount of the Swing Loans sufficient to bring the Swing Line Exposure within the Swing Line Commitment.

(c)                                  Mandatory Payments Generally.  Unless otherwise designated by Borrower, each prepayment pursuant to subsection (a) hereof shall be applied in the following order (i) first, to the outstanding Base Rate Loans, and (ii) second, to the outstanding Eurodollar Loans, provided that if the outstanding principal amount of any Eurodollar Loan shall be reduced to an amount less than the minimum amount set forth in Section 2.6 hereof as a result of such prepayment, then such Eurodollar Loan shall be converted into a Base Rate Loan on the date of such prepayment.  Any prepayment of a Eurodollar Loan or Swing Loan pursuant to this Section 2.12 shall be subject to the prepayment provisions set forth in Article III hereof.

Section 2.13.  Extension of Commitment.  Contemporaneously with the delivery of the financial statements required pursuant to Section 5.3(b) hereof (beginning with the financial statements for the fiscal year of Borrower ending December 31, 2004, Borrower may deliver a Request for Extension, requesting that the Revolving Lenders extend the maturity of the Revolving Credit Commitment for an additional year.  Each such extension shall require the unanimous written consent of all of the Revolving Lenders and shall be upon such terms and conditions as may be agreed to by Agent, Borrower and the Revolving Lenders.  Borrower shall pay any attorneys’ fees or other expenses of Agent in connection with the documentation of any such extension, as well as such other fees as may be agreed upon between Borrower and Agent.

ARTICLE III.  ADDITIONAL PROVISIONS RELATING TO
EURODOLLAR LOANS; INCREASED CAPITAL; TAXES

Section 3.1.  Requirements of Law.

(a)                                  If, after the Closing Date (i) the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or (ii) the compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:

(A)                              shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Taxes and Excluded Taxes which are governed by Section 3.2 hereof);

(B)                                shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(C)                                shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Borrower shall pay to such Lender, promptly after receipt of a written request (or, if required by Borrower, a certificate of such Lender specifying the basis for such request) therefor, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this subsection (a), such Lender shall promptly notify Borrower (with a copy to Agent) of the event by reason of which it has become so entitled.

(b)                                 If any Lender shall have determined that, after the Closing Date, the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, or under or in respect of any Letter of Credit, to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the policies of such Lender or corporation with respect to capital adequacy), then from time to time, upon submission by such Lender to Borrower (with a copy to Agent) of a written request therefor (which shall include the method for calculating such amount in reasonable detail), Borrower shall promptly pay or cause to be paid to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c)                                  A certificate as to any additional amounts payable pursuant to this Section 3.1 submitted by any Lender to Borrower (with a copy to Agent) shall be conclusive absent manifest error.  In determining any such additional amounts, such Lender may use any method of averaging and attribution that it (in its sole discretion) shall deem applicable.  The obligations of Borrower pursuant to this Section 3.1 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d)                                 Notwithstanding the foregoing, no Lender shall be entitled to any indemnification or reimbursement pursuant to this Section 3.1 to the extent such Lender has not made demand therefore (as set forth above) within two hundred seventy (270) days after the occurrence of the event giving rise to such entitlement or, if later, such Lender having knowledge of such event.

Section 3.2.  Taxes.

(a)                                  All payments made by any Credit Party under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of any Taxes or Other Taxes.  If any Taxes or Other Taxes are required to be deducted or withheld from any amounts payable to Agent or any Lender hereunder, the amounts so payable to Agent or such Lender shall be increased to the extent necessary to yield to Agent or such Lender (after deducting, withholding and payment of all Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in the Loan Documents.

(b)                                 In addition, the Credit Parties shall pay Taxes and Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Whenever any Taxes or Other Taxes are required to be withheld and paid by a Credit Party, such Credit Party shall timely withhold and pay such taxes to the relevant Governmental Authorities.  As promptly as possible thereafter, such Credit Party shall send to Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Credit Party showing payment thereof or other evidence of payment reasonably acceptable to Agent or such Lender.  If such Credit Party shall fail to pay any Taxes or Other Taxes when due to the appropriate Governmental Authority or fails to remit to Agent the required receipts or other required documentary evidence, such Credit Party shall indemnify Agent and the Lenders on demand for any incremental taxes, interest or penalties that may become payable by Agent or any Lender as a result of any such failure.

(d)                                 If any Lender shall be so indemnified by a Credit Party, such Lender shall use reasonable efforts to obtain the benefits of any refund, deduction or credit for any taxes or other amounts with respect to the amount paid by such Credit Party and shall reimburse such Credit Party to the extent, but only to the extent, that such Lender shall receive a refund with respect to the amount paid by such Credit Party or an effective net reduction in taxes or other governmental charges (including any taxes imposed on or measured by the total net income of such Lender) of the United States or any state or subdivision or any other Governmental Authority thereof by virtue of any such deduction or credit, after first giving effect to all other deductions and credits otherwise available to such Lender.  If, at the time any audit of such Lender’s income tax return is completed, such Lender determines, based on such audit, that it shall not have been entitled to the full amount of any refund reimbursed to such Credit Party as aforesaid or that its net income taxes shall not have been reduced by a credit or deduction for the full amount reimbursed to such Credit Party as aforesaid, such Credit Party, upon request of such Lender, shall promptly pay to such Lender the amount so refunded to which such Lender shall not have been so entitled, or the amount by which the net income taxes of such Lender shall not have been so reduced, as the case may be.

(e)                                  Each Lender that is not (i) a citizen or resident of the United States of America, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or (iii) an estate or trust that is subject to federal income taxation regardless of the source of its income (any such Person, a “Non-U.S.

Lender”) shall deliver to Borrower and Agent two copies of either U.S. Internal Revenue Service Form W-8BEN, W-8IMY or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a certification with respect to such interest and two copies of Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by Credit Parties under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement or such other Loan Document.  In addition, each Non-U.S. Lender shall deliver such forms or appropriate replacements promptly upon the expiration, obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Each Non-U.S. Lender shall promptly notify Borrower at any time it determines that such Lender is no longer in a position to provide any previously delivered certificate to Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this subsection (e), a Non-U.S. Lender shall not be required to deliver any form pursuant to this subsection (e) that such Non-U.S. Lender is not legally able to deliver.

(f)                                    The agreements in this Section 3.2 shall survive the termination of the Loan Documents and the payment of the Loans and all other amounts payable hereunder.

(g)                                 For any period with respect to which a Non-U.S. Lender has failed to provide Borrower with the appropriate form, statement or other document described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which the form otherwise is not required under subsection (e) above), such Non-U.S. Lender shall not be entitled to indemnification under Section 3.2(a), (b) or (c) with respect to any additional Taxes imposed by the United States solely by reason of such failure.

(h)                                 If any Lender is entitled to a reduction in (and not a complete exemption from) the applicable withholding tax and the Company shall have previously paid in full such withholding tax prior to such reduction, the Company may withhold from any interest payment to such Lender an amount equivalent to the reduction in the applicable withholding tax.

Section 3.3.  Funding Losses.  Borrower agrees to indemnify each Lender, promptly after receipt of a written, reasonably detailed certification and request therefor, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by Borrower in making any prepayment of or conversion from Eurodollar Loans after Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of a Eurodollar Loan on a day that is not the last day of an Interest Period applicable thereto, or (d) any conversion of a Eurodollar Loan to a Base Rate Loan pursuant to Section 2.6 hereof on a day that is not the last day of an Interest Period applicable thereto.  Such indemnification shall be in an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amounts so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the appropriate London interbank market, along with any administration fee charged by such Lender.  A certificate as to any amounts payable pursuant to this Section 3.3 submitted to Borrower (with a copy to Agent) by any Lender shall be conclusive absent manifest error.  The obligations of Borrower pursuant to this Section 3.3 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.  Notwithstanding the foregoing, no Lender shall be entitled to any indemnification or reimbursement pursuant to this Section 3.3 to the extent such Lender has not made demand therefore (as set forth above) within two hundred seventy (270) days after the occurrence of the event giving rise to such entitlement or, if later, such Lender having knowledge of such event.

Section 3.4.  Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.1 or 3.2(a) hereof with respect to such Lender, it will, if requested by Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office (or an affiliate of such Lender, if practical for such Lender) for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section shall affect or postpone any of the obligations of Borrower or the rights of any Lender pursuant to Section 3.1 or 3.2(a) hereof.

Section 3.5.  Eurodollar Rate Lending Unlawful; Inability to Determine Rate.

(a)                                  If any Lender shall reasonably determine (which determination shall, upon notice thereof to Borrower and Agent, be conclusive and binding on Borrower) that, after the Closing Date, (i) the introduction of or any change in or in the interpretation of any law makes it unlawful, or (ii) any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert (if permitted pursuant to this Agreement) any Loan into, a Eurodollar Loan, the obligations of such Lender to make, continue or convert any such Eurodollar Loan shall, upon such determination, be suspended until such Lender shall notify Agent that the circumstances causing such suspension no longer exist, and all outstanding Eurodollar Loans payable to such Lender shall automatically convert (if conversion is permitted under this Agreement) into a Base Rate Loan, or be repaid (if no conversion is permitted) at the end of the then current Interest Periods with respect thereto or sooner, if required by law or such assertion.

(b)                                 If Agent or the Required Lenders reasonably determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, Agent will promptly so notify Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain such Eurodollar Loan shall be suspended until Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, Borrower may revoke any pending request for a borrowing of, conversion to or continuation of such Eurodollar Loan or, failing that, will be deemed to have converted such request into a request for a borrowing of a Base Rate Loan in the amount specified therein.

Section 3.6.  Replacement of Lenders.  Borrower shall be permitted to replace any Lender that requests reimbursement for amounts owing pursuant to Section 3.1 or 3.2(a) hereof, or asserts its inability to make a LIBOR Fixed Rate Loan pursuant to Section 3.5 hereof; provided that (a) such replacement does not conflict with any Requirement of Law, (b) no Default or Event of Default shall have occurred and be continuing at the time of such replacement, (c) prior to any such replacement, such Lender shall have taken no action under Section 3.4 hereof so as to eliminate the continued need for payment of amounts owing pursuant to Section 3.1 or 3.2(a) hereof or, if it has taken any action, such request has still been made, (d) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement and assume all commitments and obligations of such replaced Lender, (e) Borrower shall be liable to such replaced Lender under Section 3.3 hereof if any Alternate Currency Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (f) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to Agent, (g) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.10 hereof (provided that Borrower (or the succeeding Lender, if such Lender is willing) shall be obligated to pay the assignment fee referred to therein), and (h) until such time as such replacement shall be consummated, Borrower shall pay all additional amounts (if any) required pursuant to Section 3.1 or 3.2(a) hereof, as the case may be.

ARTICLE IV.  CONDITIONS PRECEDENT

Section 4.1.  Conditions to Each Credit Event.  The obligation of the Lenders, the Fronting Lender and the Swing Line Lender to participate in any Credit Event shall be conditioned, in the case of each Credit Event, upon the following:

(a)                                  all conditions precedent as listed in Section 4.2 hereof required to be satisfied prior to the first Credit Event shall have been satisfied prior to or as of the first Credit Event;

(b)                                 Borrower shall have submitted a Notice of Loan (or with respect to a Letter of Credit, complied with the provisions of Section 2.2(b) hereof) and otherwise complied with Section 2.6 hereof;

(c)                                  no Default or Event of Default shall then exist or immediately after such Credit Event would exist;

(d)                                 no condition or event shall have occurred that Agent or the Required Lenders determine has or is reasonably likely to have a Material Adverse Effect; and

(e)                                  each of the representations and warranties contained in Article VI hereof shall be true in all material respects as if made on and as of the date of such Credit Event, except to the extent that any thereof expressly relate to an earlier date.

Each request by Borrower for a Credit Event shall be deemed to be a representation and warranty by Borrower as of the date of such request as to the satisfaction of the conditions precedent specified in subsections (c), (d) and (e) above.

Section 4.2.  Conditions to the First Credit Event.  The obligation of the Lenders, the Fronting Lender and the Swing Line Lender to participate in the first Credit Event is subject to Borrower satisfying each of the following conditions prior to or concurrently with such Credit Event (unless waived in writing by Agent):

(a)                                  Notes.  Borrower shall have executed and delivered to (i) each Revolving Lender its Revolving Credit Note, (ii) each Term Lender its Term Note, and (iii) the Swing Line Lender the Swing Line Note.

(b)                                 Guaranties of Payment.  Each Guarantor of Payment shall have executed and delivered to Agent a Guaranty of Payment.

(c)                                  Security Agreements.  Each Guarantor of Payment shall have executed and delivered to Agent, for the benefit of the Lenders, a Security Agreement and such other documents or instruments, as may be reasonably required by Agent to create the Liens of Agent, for the benefit of the Lenders, in the assets of such Guarantor of Payment, all to be in form and substance reasonably satisfactory to Agent and the Lenders.

(d)                                 Pledge Agreement.  Each Company that has a Subsidiary shall have executed and delivered to Agent, for the benefit of the Lenders, a Pledge Agreement, in form and substance reasonably satisfactory to Agent, that provides, among other things, for a pledge of all of the capital stock of each Subsidiary.

(e)                                  Intellectual Property Collateral Assignment Agreement.  Borrower shall have executed and delivered to Agent, for the benefit of the Lenders, an Intellectual Property Collateral Assignment Agreement, in form and substance reasonably satisfactory to Agent.

(f)                                    Officer’s Certificate, Resolutions, Organizational Documents.  Each Credit Party shall have delivered to Agent an officer’s certificate (or comparable domestic or foreign documents) certifying the names of the officers of such Credit Party authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (i) the resolutions of the board of directors (or comparable domestic or foreign documents) of such Credit Party evidencing approval of the execution and delivery of the Loan Documents and the execution of other Related Writings to which such Credit Party is a party, and (ii) the Organizational Documents of such Credit Party.

(g)                                 Good Standing and Full Force and Effect Certificates.  Borrower shall have delivered to Agent a good standing certificate or full force and effect certificate, as the case may be, for each Credit Party, issued on or about the Closing Date by the Secretary of State in the state or states where such Credit Party is incorporated or formed or qualified as a foreign entity.

(h)                                 Legal Opinion.  Borrower shall have delivered to Agent an opinion of counsel for each Credit Party, in form and substance reasonably satisfactory to Agent and the Lenders.

(i)                                     Legal Fees; Agent Fee Letter.  Borrower shall have (i) executed and delivered to Agent, the Agent Fee Letter and paid to Agent, for its sole account, the fees stated therein, and (ii) paid all legal fees and expenses of Agent in connection with the preparation and negotiation of the Loan Documents.

(j)                                     Lien Searches.  With respect to the property owned or leased by Borrower and each Guarantor of Payment and any other property securing the Obligations, Borrower, shall have caused to be delivered to Agent (i) the results of Uniform Commercial Code lien searches, satisfactory to Agent and the Lenders, (ii) the results of federal and state tax lien and judicial lien searches, satisfactory to Agent and the Lenders, and (iii) Uniform Commercial Code termination statements reflecting termination of all financing statements previously filed by any Person and not expressly permitted pursuant to Section 5.9 hereof.

(k)                                  Existing Credit Agreement.  Borrower shall have terminated the Credit Agreement between Borrower and LaSalle Bank National Association, as agent, dated as of January 30, 2004, as amended, which termination shall be deemed to have occurred upon payment in full of all of the Indebtedness outstanding thereunder and termination of the commitments established therein.

(l)                                     Closing Certificate.  Borrower shall have delivered to Agent and the Lenders an officer’s certificate certifying that, as of the Closing Date, (i) all conditions precedent set forth in this Article IV have been satisfied, (ii) no Default or Event of Default exists nor immediately after the making of the first Loan or the issuance of the first Letter of Credit will exist, and (iii) each of the representations and warranties contained in Article VI hereof are true and correct in all material respects as of the Closing Date.

(m)                               Letter of Direction.  Borrower shall have delivered to Agent a letter of direction authorizing Agent, on behalf of the Lenders, to disburse the proceeds of the Loans, which includes the transfer of funds under this Agreement and wire instructions setting forth the locations to which such funds shall be sent.

(n)                                 Designation of Senior Indebtedness.  Borrower shall, on the Closing Date, deliver to Agent, for the benefit of the Lenders, written confirmation (in form and substance reasonably satisfactory to Agent) that Borrower shall have given written notice to each Convertible Subordinated Noteholder that the Secured Obligations are being designated as Senior Indebtedness (as defined in the Convertible Subordinated Notes).

(o)                                 Miscellaneous.  Borrower shall have provided to Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by Agent or the Lenders.

Section 4.3.  Post-Closing Conditions.  On or before each of the dates specified in this Section 4.3, Borrower shall satisfy each of the items specified in the subsections below:

(a)                                  Control Agreement.  No later than thirty (30) days after the Closing Date (unless a longer period is agreed to by Agent), Borrower shall have delivered to Agent an executed copy of a Control Agreement, in form and substance reasonably satisfactory to Agent, for each deposit account maintained by a Company, unless otherwise agreed by Agent; provided, that in the event Borrower is not able to deliver such Control Agreements, Borrower shall use its best efforts to move such accounts to a depository institution that can provide such Control Agreements as soon as practicable.

(b)                                 Real Estate Matters.  No later than forty-five (45) days after the Closing Date (unless a longer period is agreed to by Agent), with respect to each parcel of the Real Property, Borrower shall have provided to Lender:

(i)                                     an updated Loan Policy of title insurance, ALTA 1970 Form B (amended 10/17/70 and 10/17/84) issued to Lender by a title company acceptable to Lender (the “Title Company”), in an amount equal to the appraised value of the Real Property insuring the Mortgage to be a valid, first-priority lien in the Real Property, free and clear of all defects and encumbrances except such matters of record as accepted by Lender, in its sole discretion, and shown as Permitted Encumbrances in “Exhibit B” to the Mortgage, with such endorsements and affirmative insurance as Lender may require, including without limitation:

(A)                              the deletion of all so-called “standard exceptions” from such policy;

(B)                                a so-called “comprehensive” endorsement in form and substance acceptable to Lender;

(C)                                affirmative insurance coverage regarding access, compliance with respect to restrictive covenants and any other matters to which Lender may have objection or require affirmative insurance coverage; and

(D)                               the results of a federal tax lien search in the county wherein the Real Property is located and such Credit Party has its principal place of business;

(ii)                                  evidence to Lender’s satisfaction in its sole discretion that no portion of the Real Property is located in a Special Flood Hazard Area or is otherwise classified as Class A or Class BX on the Flood Maps maintained by the Federal Emergency Management Agency; and

(iii)                               two fully executed originals of the Mortgage.

ARTICLE V.  COVENANTS

Section 5.1.  Insurance.  Each Company shall (a) maintain insurance to such extent and against such hazards and liabilities as should be maintained in accordance with its reasonable business judgment; and (b) within ten days of any Lender’s written request, furnish to such Lender such information about such Company’s insurance as that Lender may from time to time reasonably request, which information shall be prepared in form and detail reasonably satisfactory to such Lender.

Section 5.2.  Money Obligations.  Each Company shall pay in full (a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate provisions have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject; (b) all of its wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. §§ 206-207) or any comparable provisions; and (c) all of its other obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith and for which adequate provisions have been established in accordance with GAAP) before such payment becomes overdue; except in the case of (a), (b) or (c), as would not reasonably be expected to have a Material Adverse Effect.

Section 5.3.  Financial Statements and Information.

(a)                                  Quarterly Financials.  Borrower shall deliver to Agent, within forty-five (45) days after the end of each of the first three quarter-annual periods of each fiscal year of Borrower, balance sheets of the Companies as of the end of such period and statements of income (loss), stockholders’ equity and cash flow for the quarter and fiscal year to date periods, all prepared on a Consolidated basis, in accordance with GAAP, and certified by a Financial Officer of Borrower.

(b)                                 Annual Audit Report.  Borrower shall deliver to Agent, within ninety (90) days after the end of each fiscal year of Borrower, an annual audit report of the Companies for that year prepared on a Consolidated basis, in accordance with GAAP, and certified by an independent nationally recognized public accountant, which report shall include balance sheets and statements of income (loss), stockholders’ equity and cash-flow for that period.

(c)                                  Compliance Certificate.  Borrower shall deliver to Agent, concurrently with the delivery of the financial statements set forth in subsections (a) and (b) above, a Compliance Certificate.

(d)                                 Annual Budget.  Borrower shall deliver to Agent, within thirty (30) days after the end of each fiscal year of Borrower, an annual budget for the current fiscal year, to be in a form reasonably acceptable to Lender.

(e)                                  Management Report.  Borrower shall deliver to Agent, concurrently with the delivery of the quarterly and annual financial statements set forth in subsection (a) and (b) above, a copy of any management report, letter or similar writing furnished to the Companies by the accountants in respect of the Companies’ systems, operations, financial condition or properties.

(f)                                    Shareholder and SEC Documents.  Borrower shall deliver to Agent, as soon as available, copies of all material notices, reports, definitive proxy or other statements and other documents sent by Borrower to its shareholders generally, to the holders of any of its debentures or bonds generally or the trustee of any indenture securing the same or pursuant to which they are issued, or sent by Borrower (in final form) to any securities exchange or over the counter authority or system, or to the SEC or any similar federal agency having regulatory jurisdiction over the issuance of Borrower’s securities.

(g)                                 Financial Information of Companies.  Borrower shall use commercially reasonable efforts to deliver to Agent, within ten days of the written request of Agent or any Lender, such other information about the financial condition, properties and operations of any Company as Agent or such Lender may from time to time reasonably request, which information shall be submitted in form and detail reasonably satisfactory to Agent or such Lender.

Section 5.4.  Financial Records.  Each Company shall at all times maintain records and books of account which are true and correct in all material respects, including, without limiting the generality of the foregoing, appropriate provisions for possible losses and liabilities, all in accordance with GAAP, and at all reasonable times (during normal business hours and upon reasonable notice to such Company) permit Agent, or any representative of Agent, to examine such Company’s books and records and to make excerpts therefrom and transcripts thereof; provided, however, that, except during the continuance of an Event of Default, such examinations shall be limited to one per year.

Section 5.5.  Franchises; Change in Business.

(a)                                  Except as otherwise permitted pursuant to Section 5.12 hereof, each Company (other than a Dormant Subsidiary) shall preserve and maintain at all times its existence, rights and franchises.

(b)                                 No Company shall engage in any business if, as a result thereof, the general nature of the business of the Companies taken as a whole would be substantially changed from the general nature of the business the Companies are engaged in on the Closing Date.

Section 5.6.  ERISA Compliance.  Except to the extent a failure to comply would reasonably be expected to result in a Material Adverse Effect, no Company shall incur any accumulated funding deficiency within the meaning of ERISA, or any liability to the PBGC, established thereunder in connection with any ERISA Plan.  Borrower shall furnish to the

Lenders (a) as soon as possible and in any event within thirty (30) days after any Company knows or has reason to know that any Reportable Event with respect to any ERISA Plan has occurred, a statement of a Financial Officer of such Company, setting forth details as to such Reportable Event and the action that such Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to such Company, and (b) promptly after receipt thereof a copy of any notice such Company, or any member of the Controlled Group may receive from the PBGC or the Internal Revenue Service with respect to any ERISA Plan administered by such Company; provided, that this latter clause shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service.  Borrower shall promptly notify the Lenders of any material taxes assessed, proposed to be assessed or that Borrower has reason to believe may be assessed against a Company by the Internal Revenue Service with respect to any ERISA Plan.  As used in this Section 5.6, “material” means the measure of a matter of significance that shall be determined as being an amount equal to five percent (5%) of Consolidated Net Worth.  As soon as practicable, and in any event within twenty (20) days, after any Company shall become aware that an ERISA Event shall have occurred that could reasonably be expected to result in a Material Adverse Effect, such Company shall provide Agent with notice of such ERISA Event with a certificate by a Financial Officer of such Company setting forth the details of the event and the action such Company or another Controlled Group member proposes to take with respect thereto.  Borrower shall, at the reasonable request of Agent, deliver or cause to be delivered to Agent true and correct copies of any documents relating to the ERISA Plan of any Company.

Section 5.7.  Financial Covenants.

(a)                                  Leverage Ratio.  The Companies shall not suffer or permit at any time the Leverage Ratio to exceed 3.00 to 1.00.

(b)                                 Senior Leverage Ratio.  The Companies shall not suffer or permit at any time the Senior Leverage Ratio to exceed 1.50 to 1.00.

(c)                                  Fixed Charge Coverage Ratio.  The Companies shall not suffer or permit at any time the Fixed Charge Coverage Ratio to be less than (i) 1.10 to 1.00 on the Closing Date through March 30, 2006, (ii) 1.15 to 1.00 on March 31, 2006 through March 30, 2007, and (iii) 1.25 to 1.00 on March 31, 2007 and thereafter; provided that, for purposes of calculating Consolidated Fixed Charges, the Company shall be deemed to have made principal payments on Consolidated Funded Indebtedness totaling One Million Five Hundred Sixty-Two Thousand Five Hundred Dollars ($1,562,500) during the fiscal quarter of Borrower ended June 30, 2004.

(d)                                 Current Ratio.  The Companies shall not suffer or permit at any time the Current Ratio to be less than 1.50 to 1.00.

Section 5.8.  Borrowing.  No Company shall create, incur or have outstanding any Indebtedness of any kind; provided, that this Section 5.8 shall not apply to the following:

(a)                                  the Loans, the Letters of Credit or any other Indebtedness under this Agreement;

(b)                                 any loans granted to or capital leases entered into by any Company for the purchase or lease of fixed assets (and refinancings of such loans or capital leases), which loans and capital leases shall only be secured by the fixed assets being purchased, so long as the aggregate principal amount of all such loans and leases for all Companies shall not exceed Five Million Dollars ($5,000,000) at any time outstanding;

(c)                                  the Indebtedness existing on the Closing Date, in addition to the other Indebtedness permitted to be incurred pursuant to this Section 5.8, as set forth in Schedule 5.8 hereto (and any extension, renewal or refinancing thereof so long as the principal amount thereof shall not be increased after the Closing Date);

(d)                                 loans to a Company from a Company so long as each such Company is a Credit Party;

(e)                                  Indebtedness under any Hedge Agreement, so long as such Hedge Agreement shall have been entered into in the ordinary course of business and not for speculative purposes;

(f)                                    other Subordinated Indebtedness, in additional to Subordinated Indebtedness existing as of the Closing Date and referenced on Schedule 5.8 hereto, up to an aggregate principal amount for all Companies not to exceed Ten Million Dollars ($10,000,000) at any time outstanding, so long as such Subordinated Indebtedness is permitted under the Note Agreement and the Convertible Subordinated Notes; and

(g)                                 other Indebtedness, in addition to the Indebtedness listed above, in an aggregate principal amount for all Companies not to exceed Two Million Dollars ($2,000,000) at any time outstanding, so long as such Indebtedness is permitted under the Note Agreement and the Convertible Subordinated Notes.

Section 5.9.  Liens.  No Company shall create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section 5.9 shall not apply to the following:

(a)                                  Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves shall have been established in accordance with GAAP;

(b)                                 other statutory or common law incidental to the conduct of its business or the ownership of its property and assets that (i) were incurred in the ordinary course of business, (ii) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (iii) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of the business of any Company;

(c)                                  Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to a Credit Party;

(d)                                 purchase money Liens on fixed assets securing the loans and capitalized leases pursuant to Section 5.8(b) hereof, provided that such Lien is limited to the purchase price (including shipping costs and taxes) and only attaches to the property being acquired;

(e)                                  any Lien granted to Agent, for the benefit of the Lenders;

(f)                                    the Liens existing on the Closing Date as set forth in Schedule 5.9 hereto and replacements, extensions, renewals, refundings or refinancings thereof, but only to the extent that the amount of debt secured thereby shall not be increased;

(g)                                 easements or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of any Company;

(h)                                 attachment, appeal bonds, judgments and other similar Liens to the extent such judgments and Liens do not, in the aggregate for all Companies, exceed Five Hundred Thousand Dollars ($500,000) at any time;

(i)                                     Liens of a broker or depository institution encumbering deposit, margin, commodity trading or brokerage accounts held by such broker or depository institution incurred in the ordinary course of business; or

(j)                                     other Liens, in addition to the Liens listed above, securing amounts, in the aggregate for all Companies, not to exceed Five Hundred Thousand Dollars ($500,000).

No Company shall enter into any contract or agreement (other than a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets or intellectual property licensing agreements) that would prohibit Agent or the Lenders from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of such Company.

Section 5.10.  Regulations T, U and X.  No Company shall take any action that would result in any non-compliance of the Loans or Letters of Credit with Regulations T, U or X, or any other applicable regulation, of the Board of Governors of the Federal Reserve System.

Section 5.11.  Investments and Loans.  No Company shall (a) create, acquire or hold any Subsidiary, (b) make or hold any investment in any stocks, bonds or securities of any kind, (c) be or become a party to any joint venture or other partnership, (d) make or keep outstanding any advance or loan to any Person (other than accounts receivable incurred in the ordinary course of business), or (e) be or become a Guarantor of any kind; provided that this Section 5.11 shall not apply to the following:

(i)                                     any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or similar transaction in the normal course of business;

(ii)                                  investments of the Companies in Cash Equivalents;

(iii)                               loans to and guaranties of the Indebtedness (permitted under Section 5.8 hereof) of, a Company from or by a Company so long as each such Company is a Credit Party;

(iv)                              the holding of each of the Subsidiaries listed on Schedule 6.1 hereto, and the creation, acquisition and holding of any new Subsidiary after the Closing Date so long as such new Subsidiary shall have been created, acquired or held in accordance with the terms and conditions of this Agreement;

(v)                                 the purchase or holding of any stock or other equity interest that has been acquired pursuant to an Acquisition permitted by Section 5.13 hereof;

(vi)                              any advance or loan to an officer or employee of a Company made in the ordinary course of such Company’s business, so long as all such advances and loans from all Companies aggregate not more than the maximum principal sum of One Hundred Thousand Dollars ($100,000) at any time outstanding;

(vii)                           any securities (whether debt or equity) received by a Company in the ordinary course of business in connection with the bankruptcy or reorganization of any customer or supplier of such Company;

(viii)                        any investment received in connection with Dispositions permitted pursuant to Section 5.12 hereof, so long as any such investments that shall be securities are promptly pledged to Agent, for the benefit of the Lenders;

(ix)                                to the extent permitted by applicable law, notes from officers and employees in exchange for capital stock of a Company purchased by such officers or employees pursuant to a stock ownership or purchase plan or compensation plan; and

(x)                                   other Investments not specifically listed above in an aggregate amount, for all Companies, not to exceed Two Million Dollars ($2,000,000) at any time.

For purposes of this Section 5.11, the amount of any investment in equity interests shall be based upon the initial amount invested and shall not include any appreciation in value or return on such investment.

Section 5.12.  Merger and Sale of Assets.  No Company shall merge, amalgamate or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of any assets to any Person other than in the ordinary course of business, except that, if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist:

(a)                                  any Subsidiary (other than Borrower) may merge with (i) Borrower (provided that Borrower shall be the continuing or surviving Person) or (ii) any one or more Guarantors of Payment;

(b)                                 any Company may sell, lease, transfer or otherwise dispose of any of its assets to (i) Borrower or (ii) any Guarantor of Payment;

(c)                                  any Company may sell, lease, transfer or otherwise dispose of any assets that are obsolete or no longer used in such Company’s business for fair market value, as determined by the board of directors of Borrower;

(d)                                 any sale or other Disposition (including cancellation of Indebtedness) of Cash Equivalents or non-core assets acquired pursuant to Acquisitions) in the ordinary course of business for fair market value, as determined by the board of directors of Borrower; or

(e)                                  Acquisitions may be effected in accordance with the provisions of Section 5.13 hereof.

Section 5.13.  Acquisitions.  No Company shall effect an Acquisition; provided, however, that a Credit Party may effect an Acquisition with the prior written consent of the Required Lenders or so long as:

(a)                                  in the case of a merger, amalgamation or other combination including Borrower, Borrower shall be the surviving entity;

(b)                                 in the case of a merger, amalgamation or other combination including a Credit Party (other than Borrower), a Credit Party shall be the surviving entity;

(c)                                  the business to be acquired shall be reasonably similar to that of the Credit Parties or a reasonable extension thereof;

(d)                                 Borrower shall have provided to Agent and the Lenders, at least ten (10) Business Days prior to such Acquisition, historical financial statements of the target entity and a pro forma financial statement of the Companies accompanied by a certificate of a Financial Officer of Borrower showing (i) pro forma compliance with Section 5.7 hereof, both before and after the proposed Acquisition, (it being understood that, in the calculation of Fixed Charge Coverage Ratio, (A) the EBITDA of the business to be acquired shall be included in Consolidated EBITDA as if the Acquisition had been completed on the first day of the measurement period, (B) Consolidated Interest Expense shall be recalculated as if any debt incurred or assumed as a result of the Acquisition had been in place for the entire measurement period, and (C) aside from the adjustment in subparts (A) and (B) above, the fixed charges of the business to be acquired shall not be included in the calculation of Fixed Charge Coverage Ratio, and (ii) positive EBITDA for the acquired entity during the most recently completed four fiscal quarters of such entity;

(e)                                  no Default or Event of Default shall exist prior to or after giving effect to such Acquisition;

(f)                                    such Acquisition is not actively opposed by the board of directors (or similar governing body) of the selling Persons or the Persons whose equity interests are to be acquired;

(g)                                 Borrower shall have Liquidity of no less than Ten Million Dollars ($10,000,000) after giving effect to such Acquisition;

(h)                                 the aggregate amount of Consideration paid for any such Acquisition (or related series of Acquisitions) would not exceed Sixty-Five Million Dollars ($65,000,000);

(i)                                     the aggregate Consideration (exclusive of the issuance of equity) paid for all Acquisitions for all Companies, during the Commitment Period, would not exceed Seventy-Five Million Dollars ($75,000,000); and

(j)                                     the aggregate Consideration paid for all Acquisitions for all Companies, during the Commitment Period, would not exceed One Hundred Fifty Million Dollars ($150,000,000).

Section 5.14.  Notice.

(a)                                  Borrower shall cause a Financial Officer of Borrower to promptly notify Agent and the Lenders in writing whenever any Default or Event of Default may occur hereunder or any representation or warranty made in Article VI hereof or elsewhere in this Agreement or in any Related Writing may for any reason cease in any material respect to be true and complete.

(b)                                 Borrower shall provide written notice to Agent and the Lenders contemporaneously with any notice provided to the Convertible Subordinated Noteholders under any of the Convertible Subordinated Documents.

Section 5.15.  Capital Distributions; Restricted Payments.

(a)                                  So long as no Default or Event of Default shall then exist or immediately thereafter shall begin to exist, any Company may make Capital Distributions.

(b)                                 No Company shall make or commit itself to make any Restricted Payment at any time, except that, so long as no Default or Event of Default shall then exist or immediately thereafter shall begin to exist, Borrower may:

(i)                                     make regularly scheduled payments of interest on the Convertible Subordinated Notes;

(ii)                                  convert the Convertible Subordinated Notes into equity of Borrower; and

(iii)                               if the Available Liquidity is equal to or greater than an amount equal to one hundred percent (100%) of the outstanding principal amount of the Convertible Subordinated Notes, prepay any amount of principal of the Convertible Subordinated Notes.

Section 5.16.  Environmental Compliance.  Each Company shall comply in all material respects with any and all material Environmental Laws including, without limitation, all

Environmental Laws in jurisdictions in which such Company owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise.  Borrower shall furnish to the Lenders, promptly after receipt thereof, a copy of any notice such Company may receive from any Governmental Authority, private Person or otherwise that any material litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against such Company, any real property in which such Company holds any interest or any past or present operation of such Company.  No Company shall allow the release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which any Company holds any interest or performs any of its operations, in material violation of any material Environmental Law.  As used in this Section, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity action, administrative action, investigation or inquiry whether brought by any Governmental Authority, private Person or otherwise.  Borrower shall defend, indemnify and hold Agent and the Lenders harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys’ fees) arising out of or resulting from the noncompliance of any Company with any Environmental Law.  Such indemnification shall survive any termination of this Agreement.

Section 5.17.  Affiliate Transactions.  No Company shall, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than a Company that is a Credit Party) on terms that shall be less favorable to such Company than those that might be obtained at the time in a transaction with a non-Affiliate; provided, however, that the foregoing shall not prohibit (a) the payment of customary and reasonable directors’ fees, (b) the payment of reasonable compensation and expense reimbursement to officers and employees for service actually rendered to any such Company, (c) indemnities and reimbursement paid to directors, (d) stock option and compensation plans of the Companies, (e) employment contracts with officers and management of the Companies, (f) transactions among Companies, (g) the repurchase of equity interests from former officers, directors and employees to the extent permitted by this Agreement, (h) advances and loans to officers and employees of the Companies to the extent permitted by this Agreement, and (i) other transactions specifically permitted under this Agreement.

Section 5.18.  Use of Proceeds.  Borrower’s use of the proceeds of the Notes shall be solely for working capital and other general corporate purposes of the Companies and for the refinancing of existing Indebtedness.

Section 5.19.  Corporate Names.  No Company shall change its corporate name, unless, in each case, such Company shall provide Agent and the Lenders with at least thirty (30) days prior written notice thereof.  Borrower shall also promptly notify Agent and the Lenders of (a) any material change in any location where any Company’s Inventory or Equipment is maintained, and any new locations where any material amount of a Company’s Inventory or Equipment is to be maintained; (b) any change in the location of the office where any Company’s records pertaining to its Accounts are kept; (c) the location of any new places of business and the changing or closing of any of its existing places of business; and (d) any change in the location of any Company’s chief executive office.  In the event of any of the foregoing or if otherwise deemed appropriate by Agent, Agent is hereby authorized to file new U.C.C. Financing Statements describing the Collateral and otherwise in form and substance sufficient for recordation wherever necessary or appropriate, as determined in Agent’s sole discretion, to perfect or continue perfected the security interest of Agent, for the benefit of the Lenders, in the Collateral.  Borrower shall pay all filing and recording fees and taxes in connection with the filing or recordation of such U.C.C. Financing Statements and shall promptly reimburse Agent therefore if Agent pays the same.  Such amounts shall be Related Expenses hereunder.

Section 5.20.  Subsidiary Guaranties, Security Documents.  Each Domestic Subsidiary of a Company (that is not a Dormant Subsidiary) created, acquired or held subsequent to the Closing Date, shall promptly execute and deliver to Agent, for the benefit of the Lenders, a Guaranty of Payment of all of the Obligations and a Security Agreement, such agreements to be in form and substance reasonably acceptable to Agent, along with any such other supporting documentation, Security Documents, corporate governance and authorization documents, and an opinion of counsel as may be deemed necessary or advisable by Agent.  At such time that a Subsidiary (that has been classified as a Dormant Subsidiary) no longer meets the requirements of a Dormant Subsidiary, Borrower shall provide to Agent prompt written notice thereof, and shall provide, with respect to such Subsidiary, all of the documents referenced in the foregoing sentence.  In addition, each Subsidiary that acquires a Subsidiary after the Closing Date, shall execute and deliver to Agent, for the benefit of the Lenders, a Pledge Agreement and deliver all of the share certificates (or other evidence of equity) owned by such Subsidiary; provided, however, that no Company shall be required to pledge more than sixty-five percent (65%) of the outstanding shares or other ownership interest of any direct Foreign Subsidiary and shall not be required to pledge any ownership interest in any indirect Foreign Subsidiary.

Section 5.21.  Restrictive Agreements.  Except as set forth in this Agreement, Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) make, directly or indirectly, any Capital Distribution to Borrower, (b) make, directly or indirectly, loans or advances or capital contributions to Borrower or (c) transfer, directly or indirectly, any of the properties or assets of such Subsidiary to Borrower; except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) non-assignment provisions in leases or other agreements entered in the ordinary course of business, or (iii) customary restrictions in security agreements or mortgages securing Indebtedness or capital leases, of a Company to the extent such restrictions shall only restrict the transfer of the property subject to such security agreement, mortgage or lease.

Section 5.22.  Other Covenants.  In the event that any Company shall enter into, or shall have entered into, the Note Agreement (or the Convertible Subordinated Documents), or any agreement evidencing Indebtedness of any Company or the Companies in excess of the amount of Ten Million Dollars ($10,000,000), wherein the covenants contained therein shall be more restrictive than the covenants set forth herein, then the Companies shall be bound hereunder by such more restrictive covenants with the same force and effect as if such covenants were written herein.

Section 5.23.  Note Agreement.

(a)                                  Modifications.  Borrower shall not, without the prior written consent of Agent and the Required Lenders, amend, restate, supplement or otherwise modify any of the Convertible Subordinated Documents to (i) increase the principal amount outstanding thereunder, or (ii) change the date of any principal or interest payment to an earlier date.

(b)                                 No Default.  No “Default” or “Event of Default”, as each term is defined in the Convertible Subordinated Documents, (i) shall exist, or (ii) shall exist immediately after the granting or continuation of any Loan.

(c)                                  Senior Indebtedness.  The Secured Obligations shall at all times constitute indebtedness permitted under the terms of the Convertible Subordinated Documents and “Senior Indebtedness”, as defined in the Convertible Subordinated Documents, and permitted to be secured under the Convertible Subordinated Documents.

(d)                                 Subordinated Indebtedness.  The Secured Obligations constitute shall at all times constitute senior indebtedness which is entitled to the benefits of the subordination provisions of all outstanding Subordinated Indebtedness, including, but not limited to, the Convertible Subordinated Indebtedness.

Section 5.24.  Amendment of Organizational Documents.  No Company shall amend its Organizational Documents to change its state of organization, or otherwise amend its Organizational Documents in any manner adverse to Lenders, without the prior written consent of Agent.

Section 5.25.  Collateral.  Borrower shall:

(a)                                  at all reasonable times and after reasonable prior notice, allow Agent or any Lender by or through any of its officers, agents, employees, attorneys, or accountants to (i) examine, inspect, and make extracts from Borrower’s books and other records, including, without limitation, the tax returns of Borrower; (ii) arrange for verification of Borrower’s Accounts, under reasonable procedures; and (iii) examine and inspect Borrower’s Inventory and Equipment, wherever located, under reasonable procedures; provided that any such examination or verification shall be limited, except during the continuance of an Event of Default, to one visit per year;

(b)                                 use commercial reasonable efforts to promptly furnish to Agent or any Lender upon reasonable request (i) additional statements and information with respect to the Collateral, and all writings and information relating to or evidencing any of Borrower’s Accounts (including, without limitation, computer printouts or typewritten reports listing the mailing addresses of all present Account Debtors), and (ii) any other writings and information as Agent or such Lender may reasonably request;

(c)                                  notify Agent in writing immediately upon the creation by any Company of a Deposit Account not listed on Schedule 6.18 hereto and provide for the execution of a Control Agreement with respect thereto, if required by Agent or the Required Lenders;

(d)                                 maintain Borrower’s Equipment (that is necessary in the business of the Companies) in good operating condition and repair, ordinary wear and tear and casualty loss excepted, making all necessary replacements thereof in its reasonable business judgment so that the value and operating efficiency thereof shall at all times be maintained and preserved;

(e)                                  deliver to Agent to hold as security for the Secured Obligations, within ten Business Days upon the written request of Agent, all certificated Investment Property owned by a Credit Party, in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to Agent, or in the event such Investment Property is in the possession of a securities intermediary or credited to a securities account, execute with the related securities intermediary an investment property control agreement over such securities account in favor of Agent, for the benefit of the Lenders, in form and substance reasonably satisfactory to Agent; and

(f)                                    upon the reasonable request of Agent, promptly take such action and promptly make, execute, and deliver all such additional and further items, deeds, assurances, instruments and any other writings as Agent may from time to time reasonably deem necessary, including, without limitation, chattel paper, to carry into effect the intention of this Agreement or so as to completely vest in and ensure to Agent and the Lenders their respective rights hereunder and in or to the Collateral or the Real Property.

Borrower hereby authorizes Agent, on behalf of the Lenders, to file U.C.C. Financing Statements with respect to the Collateral. All Related Expenses are payable to Agent within thirty (30) days after demand therefor; after the occurrence of an Event of Default, Agent may, at its option, debit Related Expenses directly to any deposit account of a Company located at Agent or the Revolving Credit Notes.

Section 5.26.  Property Acquired Subsequent to the Closing Date and Right to Take Additional Collateral.  Borrower shall provide Agent with prompt written notice with respect to any real property acquired by any Company subsequent to the Closing Date with an individual value in excess of One Million Dollars ($1,000,000).  In addition to any other right Agent and the Lenders may have pursuant to this Agreement or otherwise, upon written request of Agent, whenever made, Borrower shall grant to Agent as additional security for the Secured Obligations, a security interest in or Lien on such real property of Borrower.  Borrower agrees, promptly after the date of such written request, to secure all of such Indebtedness by delivering to Agent security agreements, mortgages (or deeds of trust, if applicable) or other documents, instruments or agreements or such thereof as Agent may require.  In addition, if any Subsidiary acquires any federally registered intellectual property (including, without limitation, any patents, patent applications, trademarks, service marks, copyrights, licenses, and rights with respect to the foregoing) subsequent to the Closing Date, Borrower shall promptly provide written notice to Agent and such Subsidiary shall promptly execute and deliver an Intellectual Property Collateral

Assignment Agreement with respect to such federally registered intellectual property.  Borrower shall pay all recordation, legal and other expenses in connection with the foregoing.

ARTICLE VI.  REPRESENTATIONS AND WARRANTIES

Section 6.1.  Corporate Existence; Subsidiaries; Foreign Qualification.  Each Company is duly organized, validly existing, and in good standing under the laws of its state or jurisdiction of incorporation or organization, and is duly qualified and authorized to do business and is in good standing as a foreign entity in the jurisdictions set forth opposite its name on Schedule 6.1 hereto, which are all of the states or jurisdictions where the character of its property or its business activities makes such qualification necessary, except where a failure to qualify or be in good standing would not reasonably be expected to result in a Material Adverse Effect.  Schedule 6.1 hereto sets forth, as of the Closing Date, each Subsidiary of Borrower (and whether such Subsidiary is a Dormant Subsidiary), its state of formation, its relationship to Borrower, including the percentage of each class of stock or membership interests owned by a Company, the location of its chief executive office and its principal place of business.  Borrower owns all of the equity interests of each of its Subsidiaries.

Section 6.2.  Corporate Authority.  Each Credit Party has the right and power and is duly authorized and empowered to enter into, execute and deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents.  The Loan Documents to which each Credit Party is a party have been duly authorized and approved by such Credit Party’s board of directors or other governing body, as applicable, and are the valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms, except as enforceability thereof may be limited by bankruptcy, insolvency, moratorium and similar laws and by equitable principles, whether considered at law or in equity.    The execution, delivery and performance of the Loan Documents will not conflict with nor result in any breach in any of the provisions of, or constitute a default under, or result in the creation of any Lien (other than Liens permitted under Section 5.9 hereof) upon any assets or property of any Company under the provisions of, such Company’s Organizational Documents or any material agreement.

Section 6.3.  Compliance with Laws and Contracts.  Except as would not reasonably be expected to result in a Material Adverse Effect, each Company:

(a)                                  holds permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from any Governmental Authority necessary for the conduct of its business and is in compliance with all applicable laws relating thereto;

(b)                                 is in compliance with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to occupational safety and health and equal employment practices; and

(c)                                  is not in violation of or in default under any agreement to which it is a party or by which its assets are subject or bound.

Section 6.4.  Litigation and Administrative Proceedings.  Except as disclosed on Schedule 6.4 hereto and would not reasonably be expected to result in a Material Adverse Effect, as of the Closing Date, there are (a) no lawsuits, actions, investigations, or other proceedings pending or, to the knowledge of each Company, threatened against any Company, or in respect of which any Company may have any liability, in any court or before any Governmental Authority, arbitration board, or other tribunal, (b) no orders, writs, injunctions, judgments, or decrees of any court or government agency or instrumentality to which any Company is a party or by which the property or assets of any Company are bound, or (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Company, or threats of work stoppage, strike, or pending demands for collective bargaining.

Section 6.5.  Title to Assets.  Each Company has good title to and ownership of all property it purports to own, which property is free and clear of all Liens, except those permitted under Section 5.9 hereof.

Section 6.6.  Liens and Security Interests.  On and after the Closing Date, except for Liens permitted pursuant to Section 5.9 hereof, (a) there is and will be no U.C.C. Financing Statement or similar notice of Lien outstanding covering any personal property of any Company, other than a U.C.C. Financing Statement in favor of Agent for the benefit of the Lenders; (b) there is and will be no mortgage outstanding covering any real property of any Company, other than a mortgage in favor of Agent for the benefit of the Lenders; and (c) no real or personal property of any Company is subject to any security interest or Lien of any kind, other than any security interest or Lien that may be granted to Agent, for the benefit of the Lenders.  No Company has entered into any contract or agreement (other than a contract or agreement entered into in connection with the purchase or lease of fixed assets or an intellectual property licensing agreement that prohibits Liens on such assets) that exists on or after the Closing Date that would prohibit Agent or the Lenders from acquiring a Lien on, or a collateral assignment of, any of the property or assets of any Company.

Section 6.7.  Tax Returns.  All federal and all material state and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each Company have been filed and all taxes, assessments, fees and other governmental charges that are due and payable have been paid, except as otherwise permitted herein.  The provision for taxes on the books of each Company is adequate for all years not closed by applicable statutes and for the current fiscal year.

Section 6.8.  Environmental Laws.  Each Company is in material compliance with all material Environmental Laws, including, without limitation, all Environmental Laws in all jurisdictions in which any Company owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise.  No material litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best knowledge of any officer of any Company, threatened, against any Company, any real property in which any Company holds or has held an interest or any past or present operation of any Company.  No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred (other than those that are currently being cleaned up in accordance with Environmental Laws), on, under or to any real property in which any Company holds any interest or performs any of its operations, in material violation of any material Environmental Law.  As used in this Section 6.8, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise.

Section 6.9.  Locations.  As of the Closing Date, the Companies have places of business or maintain their Accounts, Inventory and Equipment at the locations set forth on Schedule 6.9 hereto.  Each Company’s chief executive office is set forth on Schedule 6.9 hereto.  Schedule 6.9 further specifies whether each location, as of the Closing Date, (a) is owned by the Companies, or (b) is leased by a Company from a third party.  Schedule 6.9 correctly identifies the name and address of each third party location where assets of the Companies with a value in excess of One Million Dollars ($1,000,000) are located.

Section 6.10.  Employee Benefits Plans.  Schedule 6.10 hereto identifies each ERISA Plan as of the Closing Date.  Except as would not reasonably be expected to result in a Material Adverse Effect:

(a)                                  no ERISA Event has occurred or is expected to occur with respect to an ERISA Plan;

(b)                                 full payment has been made of all amounts that a Controlled Group member is required, under applicable law or under the governing documents, to have paid as a contribution to or a benefit under each ERISA Plan;

(c)                                  the liability of each Controlled Group member with respect to each ERISA Plan has been fully funded based upon reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements in accordance with GAAP;

(d)                                 no changes have occurred or are expected to occur that would cause a material increase in the cost of providing benefits under the ERISA Plan;

(e)                                  with respect to each ERISA Plan that is intended to be qualified under Code Section 401(a), (i) the ERISA Plan and any associated trust operationally comply with the applicable requirements of Code Section 401(a); (ii)  the ERISA Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the “remedial amendment period” available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely); (iii) the ERISA Plan and any associated trust have received a favorable determination letter from the Internal Revenue Service stating that the ERISA Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described “remedial amendment period” has not yet expired; (iv) the ERISA Plan currently satisfies the requirements of Code Section 410(b), without regard to any retroactive amendment that may be made within the above-described “remedial amendment period”; and (v) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972; and

(f)                                    with respect to any Pension Plan, the “accumulated benefit obligation” of Controlled Group members with respect to the Pension Plan (as determined in accordance with Statement of Accounting Standards No. 87, “Employers’ Accounting for Pensions”) does not exceed the fair market value of Pension Plan assets.

Section 6.11.  Consents or Approvals.  No material consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required to be obtained or completed by any Company in connection with the execution, delivery or performance of any of the Loan Documents, that has not already been obtained or completed.

Section 6.12.  Solvency.  Borrower has received consideration that is the reasonable equivalent value of the obligations and liabilities that Borrower has incurred to Agent and the Lenders.  Borrower is not insolvent as defined in any applicable state, federal or relevant foreign statute, nor will Borrower be rendered insolvent by the execution and delivery of the Loan Documents to Agent and the Lenders.  Borrower is not engaged or about to engage in any business or transaction for which the assets retained by it are or will be an unreasonably small amount of capital, taking into consideration the obligations to Agent and the Lenders incurred hereunder.  Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.

Section 6.13.  Financial Statements.  The Consolidated financial statements of Borrower for the fiscal year ended December 31, 2003 and the quarter ended March 31, 2004, furnished to Agent and the Lenders, are true and complete in all material respects, have been prepared in accordance with GAAP, and fairly present in all material respects the financial condition of the Companies as of the dates of such financial statements and the results of their operations for the periods then ending.  As of the Closing Date, since the dates of such statements, there has been no material adverse change in any Company’s financial condition, properties or business or any change in any Company’s accounting procedures.

Section 6.14.  Regulations.  No Company is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America).  Neither the granting of any Loan (or any conversion thereof) or Letter of Credit nor the use of the proceeds of any Loan or Letter of Credit will violate, or be inconsistent with, the provisions of Regulation T, U or X or any other Regulation of such Board of Governors.

Section 6.15.  Material Agreements.  Except as disclosed on Schedule 6.15 hereto, on the Closing Date, no Company is a party to any (a) debt instrument (excluding the Loan Documents); (b) real estate lease, whether as lessee or lessor thereunder; (c) contract, commitment, agreement, or other arrangement with any of its “Affiliates” (as such term is defined in the Securities Exchange Act of 1934, as amended) other than a Company; (d) management or employment contract or contract for personal services with any of its Affiliates that is not otherwise terminable at will or on less than ninety (90) days’ notice without liability; or (e) collective bargaining agreement.

Section 6.16.  Intellectual Property.  Each Company owns or has the right to use all of its material patents, patent applications, industrial designs, trademarks, service marks, copyrights and licenses, and rights with respect to the foregoing necessary for the conduct of its business, without any known significant conflict with the rights of others.  As of the Closing Date, no Subsidiary owns any federally registered intellectual property, including, without limitation, any patents, patent applications, trademarks, service marks, copyrights, licenses, and rights with respect to the foregoing.

Section 6.17.  Insurance.  Each Company maintains with financially sound and reputable insurers insurance with coverage and limits as required by law and as is customary with Persons engaged in the same businesses as the Companies.  Schedule 6.17 hereto sets forth all insurance carried by the Companies on the Closing Date, setting forth in detail the amount and type of such insurance.

Section 6.18.  Deposit Accounts.  Schedule 6.18 hereto lists all banks (other than payroll, tax withholding or trust accounts) and other financial institutions at which any Company maintains deposit or other accounts as of the Closing Date, and Schedule 6.18 hereto correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

Section 6.19.  Accurate and Complete Statements.  Neither the Loan Documents nor any written statement made by any Company in connection with any of the Loan Documents (excluding budgets and projections), contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or in the Loan Documents not materially misleading.  On the Closing Date, after due inquiry by Borrower, there is no known fact that any Company has not disclosed to Agent and the Lenders that has or is likely to have a Material Adverse Effect.

Section 6.20.  Note Agreement.  No Event of Default (as defined in the Note Agreement) or Default (as defined in the Note Agreement) exists, nor will any such Event of Default or Default exist immediately after the granting of any Loan or the issuance of any Letter of Credit under this Agreement.

Section 6.21.  Investment Company; Holding Company.  No Company is (a) an “investment company” or a company “controlled” by an “investment company” required to be registered as such within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to regulation under the Public Utility Holding Company Act of 1935 or the Federal Power Act, each as amended, or any foreign, federal, state or local statute or regulation limiting its ability to incur Indebtedness.

Section 6.22.  Defaults.  No Default or Event of Default exists hereunder, nor will any begin to exist immediately after the execution and delivery hereof.

ARTICLE VII. SECURITY

Section 7.1.  Security Interest in Collateral.  In consideration of and as security for the full and complete payment of all of the Secured Obligations, Borrower hereby grants to Agent for the benefit of the Lenders a security interest in the Collateral.

Section 7.2.  Collections and Receipt of Proceeds by Borrower.

(a)                                  Upon written notice to Borrower from Agent, at the election of the Required Lenders, after the occurrence and during the continuance of an Event of Default, a Cash Collateral Account shall be opened by Borrower at the main office of Agent (or such other office as shall be designated by Agent) and all such lawful collections of Borrower’s Accounts and such Proceeds of Borrower’s Accounts and Inventory shall be remitted daily by Borrower to Agent in the form in which they are received by Borrower, either by mailing or by delivering such collections and Proceeds to Agent, appropriately endorsed for deposit in the Cash Collateral Account.  In the event that such notice is given to Borrower from Agent, Borrower shall not commingle such collections or Proceeds with any of Borrower’s other funds or property, but shall hold such collections and Proceeds separate and apart therefrom upon an express trust for Agent, for the benefit of the Lenders.  In such case, Agent may, in its sole discretion, and shall, at the request of the Required Lenders, at any time and from time to time after the occurrence and during the continuance of an Event of Default, apply all or any portion of the account balance in the Cash Collateral Account as a credit against (i) the outstanding principal or interest of the Loans, or (ii) any other Secured Obligations.  If any remittance shall be dishonored, or if, upon final payment, any claim with respect thereto shall be made against Agent on its warranties of collection, Agent may charge the amount of such item against the Cash Collateral Account or any other Deposit Account (other than a trust, tax withholding or payroll account) maintained by Borrower with Agent or with any other Lender, and, in any event, retain the same and Borrower’s interest therein as additional security for the Secured Obligations.  Agent may, in its sole discretion, at any time and from time to time, release funds from the Cash Collateral Account to Borrower for use in Borrower’s business.  The balance in the Cash Collateral Account may be withdrawn by Borrower upon termination of this Agreement and payment in full of all of the Secured Obligations (other than contingent indemnity obligations).

(b)                                 At Agent’s request after the occurrence and during the continuance of an Event of Default, Borrower shall cause all remittances representing collections and Proceeds of Collateral to be mailed to a lock box at a location acceptable to Agent, to which Agent shall have access for the processing of such items in accordance with the provisions, terms and conditions of the customary lock box agreement of Agent.

(c)                                  Agent, or Agent’s designated agent, is hereby constituted and appointed Borrower’s attorney-in-fact with authority and power to endorse, after the occurrence and during the continuance of an Event of Default, any and all instruments, documents, and chattel paper upon Borrower’s failure to do so.  Such authority and power, being coupled with an interest, shall be (i) irrevocable until all of the Secured Obligations (other than contingent indemnity obligations) are paid, (ii) exercisable by Agent at any time and without any request upon Borrower by Agent to so endorse, and (iii) exercisable in Agent’s name or Borrower’s name.  Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and any and all other similar notices with respect thereto, regardless of the form of any endorsement thereof.  Agent and the Lenders shall not be bound or obligated to take any action to preserve any rights therein against prior parties thereto.

Section 7.3.  Collections and Receipt of Proceeds by Agent.  Borrower hereby constitutes and appoints Agent, or Agent’s designated agent, as Borrower’s attorney-in-fact to exercise, at any time after the occurrence and during the continuance of an Event of Default, all or any of the following powers which, being coupled with an interest, shall be irrevocable until the complete and full payment of all of the Secured Obligations (other than contingent indemnity obligations):

(a)                                  to receive, retain, acquire, take, endorse, assign, deliver, accept, and deposit, in the name of Agent or Borrower, any and all of Borrower’s cash, instruments, chattel paper, documents, Proceeds of Accounts, Proceeds of Inventory, collection of Accounts, and any other writings relating to any of the Collateral;

(b)                                 to transmit to Account Debtors, on any or all of Borrower’s Accounts, notice of assignment to Agent, for the benefit of the Lenders, security interest therein of Agent, for the benefit of the Lenders, and to request from such Account Debtors at any time, in the name of Agent or Borrower, information concerning Borrower’s Accounts and the amounts owing thereon;

(c)                                  to transmit to purchasers of any or all of Borrower’s Inventory, notice of Agent’s security interest therein, and to request from such purchasers at any time, in the name of Agent or Borrower, information concerning Borrower’s Inventory and the amounts owing thereon by such purchasers;

(d)                                 to notify and require Account Debtors on Borrower’s Accounts and purchasers of Borrower’s Inventory to make payment of their indebtedness directly to Agent;

(e)                                  to take or bring, in the name of Agent or Borrower, all steps, actions, suits, or proceedings deemed by Agent necessary or desirable to effect the receipt, enforcement, and collection of the Collateral; and

(f)                                    to accept all collections in any form relating to the Collateral, including remittances that may reflect deductions, and to deposit the same, into Borrower’s Cash Collateral Account or, at the option of Agent, to apply them as a payment against the Loans or any other Secured Obligations in accordance with this Agreement.

Section 7.4.  Use of Inventory and Equipment.  Until the exercise by Agent and the Required Lenders of their rights under Article IX hereof, Borrower may (a) retain possession of and use its Inventory and Equipment in any lawful manner not inconsistent with this Agreement or with the terms, conditions, or provisions of any policy of insurance thereon; (b) sell or lease its Inventory in the ordinary course of business; provided, however, that a sale or lease in the ordinary course of business does not include a transfer in partial or total satisfaction of an Indebtedness; and (c) use and consume any raw materials or supplies, the use and consumption of which are necessary in order to carry on Borrower’s business.

ARTICLE VIII.  EVENTS OF DEFAULT

Each of the following shall constitute an Event of Default hereunder:

Section 8.1.  Payments.  If (a) the interest on any Loan, any commitment or other fee or any other Obligation (other than those specified in subpart (b) hereof) shall not be paid in full when due and payable or within three Business Days thereafter, or (b) the principal of any Loan, or any reimbursement obligation under any Letter of Credit that has been drawn, shall not be paid in full when due and payable.

Section 8.2.  Special Covenants.  If any Company shall fail or omit to perform and observe Section 5.7, 5.8, 5.9, 5.11, 5.12, 5.13, 5.15, 5.22 or 5.23(b), (c) or (d) hereof.

Section 8.3.  Other Covenants.  If any Company shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Section 8.1 or 8.2 hereof) contained or referred to in this Agreement or any Related Writing that is on such Company’s part to be complied with, and that Default shall not have been fully corrected within thirty (30) days after the earlier of (a) any Financial Officer of such Company becomes aware of the occurrence thereof, or (b) the giving of written notice thereof to Borrower by Agent or the Required Lenders that the specified Default is to be remedied.

Section 8.4.  Representations and Warranties.  If any representation or warranty made in any Loan Document shall be false or misleading in any material respect.

Section 8.5.  Cross Default.

(a)                                  Convertible Subordinated Indebtedness.  If (i) any event of default (as each term or similar term is defined in any Convertible Subordinated Document) shall occur under any Convertible Subordinated Document or any agreement executed in connection therewith, or (ii) the Indebtedness incurred in connection with any Convertible Subordinated Note shall be accelerated for any reason.

(b)                                 Other Cross Defaults.  If any Company shall default in the payment of principal or interest due and owing (i) in an amount in excess of One Million Dollars ($1,000,000) beyond any period of grace provided with respect thereto; or (ii) under any Material Indebtedness Agreement beyond any period of grace provided with respect thereto or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity.

Section 8.6.  ERISA Default.  The occurrence of one or more ERISA Events that (a) the Required Lenders reasonably determine would have a Material Adverse Effect, or (b) results in a Lien on assets of the Companies in excess of Two Million Dollars ($2,000,000).

Section 8.7.  Change in Control.  If any Change in Control shall occur.

Section 8.8.  Money Judgment.  A final judgment or order for the payment of money shall be rendered against any Company by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of sixty (60) days after the date on which the right to appeal has expired; provided that the aggregate of all such judgments for all such Companies shall exceed One Million Dollars ($1,000,000) (less (a) any amount that will be covered by the proceeds of insurance and is not subject to dispute by the insurance provider and (b) any money judgment to the extent such amounts are provided by funds in a valid escrow account or similar arrangement).

Section 8.9.  Security.  If any Lien granted in this Agreement or any other Loan Document in favor of Agent, for the benefit of the Lenders, shall be determined to be (a) void, voidable or invalid, or is subordinated or not otherwise given the priority contemplated by this Agreement with respect to any material amount of Collateral and the Credit Parties have failed to promptly execute appropriate documents to correct such matters, or (b) unperfected as to any material amount of Collateral (as determined by Agent, in its reasonable discretion).

Section 8.10.  Validity of Loan Documents.  (a) Any material provision of any material Loan Document shall at any time for any reason cease to be valid, binding and enforceable against any Credit Party; (b) the validity, binding effect or enforceability of any Loan Document against any Credit Party shall be contested by any Credit Party; (c) any Credit Party shall deny that it has any or further liability or obligation under any Loan Document; or (d) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative in any material respect or in any material way cease to give or provide to Agent and the Lenders the benefits purported to be created thereby.  In addition to any other material Loan Documents, this Agreement, each Note and each Guaranty of Payment shall be deemed to be “material”.

Section 8.11.  Solvency.  If Borrower, Poorman-Douglas Corporation or any other Company with assets over Five Million Dollars ($5,000,000) shall (a)  except as permitted pursuant to Section 5.12 hereof, discontinue business, (b) generally not pay its debts as such debts become due, (c) make a general assignment for the benefit of creditors, (d) apply for or consent to the appointment of an interim receiver, a receiver and manager, an administrator, sequestrator, monitor, a custodian, a trustee, an interim trustee, liquidator, agent or other similar official of all or a substantial part of its assets or of such Company, (e) be adjudicated a debtor or insolvent or have entered against it an order for relief under Title 11 of the United States Code, or under any other bankruptcy insolvency, liquidation, winding-up, corporate or similar statute or law, foreign, federal, state or provincial, in any applicable jurisdiction, now or hereafter existing, as any of the foregoing the same may be amended from time to time, or other applicable statute for jurisdictions outside of the United States, as the case may be, (f) file a voluntary petition in bankruptcy, or file a proposal or notice of intention to file a proposal or have an involuntary proceeding filed against it and the same shall continue undismissed for a period of sixty (60) days from commencement of such proceeding or case, or file a petition or an answer or an application or a proposal seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, (g) suffer or permit or to continue unstayed and in effect for sixty (60) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition or an application or a proposal seeking its reorganization or appoints an interim receiver, a receiver and manager, an administrator, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or of such Company, or (h) take, or omit to take, any action in order thereby to effect any of the foregoing.

ARTICLE IX.  REMEDIES UPON DEFAULT

Notwithstanding any contrary provision or inference herein or elsewhere:

Section 9.1.  Optional Defaults.  If any Event of Default referred to in Section 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, or 8.10 hereof shall occur, Agent may, with the consent of the Required Lenders, and shall, at the written request of the Required Lenders, give written notice to Borrower, to:

(a)                                  terminate the Commitment, if not previously terminated, and, immediately upon such election, the obligations of the Lenders, and each thereof, to make any further Loan and the obligation of the Fronting Lender to issue any Letter of Credit immediately shall be terminated; and/or

(b)                                 accelerate the maturity of all of the Obligations (if the Obligations are not already due and payable), whereupon all of the Obligations shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by Borrower.

Section 9.2.  Automatic Defaults.  If any Event of Default referred to in Section 8.11 hereof shall occur:

(a)                                  all of the Commitment shall automatically and immediately terminate, if not previously terminated, and no Lender thereafter shall be under any obligation to grant any further Loan, nor shall the Fronting Lender be obligated to issue any Letter of Credit; and

(b)                                 the principal of and interest then outstanding on all of the Loans, and all of the other Obligations, shall thereupon become and thereafter be immediately due and payable in full

(if the Obligations are not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by Borrower.

Section 9.3.  Letters of Credit.  If the maturity of the Obligations shall be accelerated pursuant to Section 9.1 or 9.2 hereof, Borrower shall immediately deposit with Agent, as security for the obligations of Borrower and any Guarantor of Payment to reimburse Agent and the Revolving Lenders for any then outstanding Letters of Credit, cash equal to the sum of the aggregate undrawn balance of any then outstanding Letters of Credit.  Agent and the Lenders are hereby authorized, at their option, to deduct any and all such amounts from any deposit balances then owing by any Lender (or any affiliate of such Revolving Lender, wherever located) to or for the credit or account of any Company, as security for the obligations of Borrower and any Guarantor of Payment to reimburse Agent and the Revolving Lenders for any then outstanding Letters of Credit.

Section 9.4.  Offsets.  If there shall occur or exist any Event of Default referred to in Section 8.11 hereof or if the maturity of the Obligations is accelerated pursuant to Section 9.1 or 9.2 hereof, each Lender shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all of the Obligations then owing by Borrower to such Lender (including, without limitation, any participation purchased or to be purchased pursuant to Section 2.2 or 9.5 hereof), whether or not the same shall then have matured, any and all deposit (general or special (but excluding trust, tax withholding and payroll accounts) balances and all other indebtedness then held or owing by such Lender (including, without limitation, by branches and agencies or any affiliate of such Lender) to or for the credit or account of Borrower or any Guarantor of Payment, all without notice to or demand upon Borrower or any other Person, all such notices and demands being hereby expressly waived by Borrower.

Section 9.5.  Equalization Provision.

(a)                                  Equalization Within Commitments Prior to an Equalization Event.  Each Revolving Lender agrees with the other Revolving Lenders that if it, at any time, shall obtain any Advantage over the other Revolving Lenders, or any thereof, in respect of the Applicable Debt (except as to Swing Loans, Letters of Credit and amounts under Article III hereof), such Revolving Lender shall purchase from the other Revolving Lenders, for cash and at par, such additional participation in the Applicable Debt as shall be necessary to nullify the Advantage.  Each Term Lender agrees with the other Term Lenders that if it, at any time, shall obtain any Advantage over the other Term Lenders, or any thereof, in respect of the Applicable Debt (except as to amounts under Article III hereof), such Term Lender shall purchase from the other Term Lenders, for cash and at par, such additional participation in the Applicable Debt as shall be necessary to nullify the Advantage.

(b)                                 Equalization Between Commitments After an Equalization Event.  After the occurrence of an Equalization Event, each Lender agrees with the other Lenders that if such Lender, at any time, shall obtain any Advantage over the other Lenders or any thereof determined in respect of the Obligations (including Swing Loans and Letters of Credit but excluding amounts under Article III hereof) then outstanding, such Lender shall purchase from the other Lenders, for cash and at par, such additional participation in the Obligations as shall be necessary to nullify the Advantage in respect of the Obligations.  For purposes of determining whether or not, after the occurrence of an Equalization Event, an Advantage in respect of the Obligations shall exist, Agent shall, as of the date that the Equalization Event occurs:

(i)                                     add the Revolving Credit Exposure and the Term Loan Exposure to determine the equalization maximum amount (the “Equalization Maximum Amount”); and

(ii)                                  determine an equalization percentage (the “Equalization Percentage”) for each Lender by dividing the aggregate amount of its Lender Credit Exposure by the Equalization Maximum Amount.

After the date of an Equalization Event, Agent shall determine whether an Advantage exists among the Lenders by using the Equalization Percentage.  Such determination shall be conclusive absent manifest error.

(c)                                  Recovery of Amount.  If any such Advantage resulting in the purchase of an additional participation as set forth in subsections (a) or (b) hereof shall be recovered in whole or in part from the Lender receiving the Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest unless the Lender receiving the Advantage is required to pay interest on the Advantage to the Person recovering the Advantage from such Lender) ratably to the extent of the recovery.

(d)                                 Application and Sharing of Set-Off Amounts.  Each Lender further agrees with the other Lenders that, if it at any time shall receive any payment for or on behalf of Borrower on any Indebtedness owing by Borrower to that Lender (whether by voluntary payment, by realization upon security, by reason of offset of any deposit or other Indebtedness, by counterclaim or cross action, by enforcement of any right under any Loan Document, or otherwise), it shall apply such payment first to any and all Indebtedness owing by Borrower to that Lender pursuant to this Agreement (including, without limitation, any participation purchased or to be purchased pursuant to this Section or any other Section of this Agreement).  Each Credit Party agrees that any Lender so purchasing a participation from the other Lenders, or any thereof, pursuant to this Section 9.5 may exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

Section 9.6.  Collateral.  Upon the occurrence and during the continuance of an Event of Default and at all times thereafter, Agent and the Lenders shall have the rights and remedies of a secured party under the Ohio Revised Code as in effect from time to time, in addition to the rights and remedies of a secured party provided elsewhere within this Agreement, in any other Related Writing executed by Borrower or otherwise provided in law or equity.  Agent may require Borrower to assemble the Collateral, which Borrower agrees to do, and make it available to Agent and the Lenders at a reasonably convenient place to be designated by Agent. Agent may, with or without notice to or demand upon Borrower and with or without the aid of legal process, make use of such force as may be necessary to enter any premises where the Collateral, or any thereof, may be found and to take possession thereof (including anything found in or on the Collateral that is not specifically described in this Agreement, each of which findings shall be considered to be an accession to and a part of the Collateral) and for that purpose may pursue the Collateral wherever the same may be found, without liability for trespass or damage caused thereby to Borrower.  After any delivery or taking of possession of the Collateral, or any thereof, pursuant to this Agreement, then, with or without resort to Borrower personally or any other Person or property, all of which Borrower hereby waives, and upon such terms and in such manner as Agent may deem advisable, Agent, in its discretion, may sell, assign, transfer and deliver any of the Collateral at any time, or from time to time.  No prior notice need be given to Borrower or to any other Person in the case of any sale of Collateral that Agent determines to be perishable or to be declining speedily in value or that is customarily sold in any recognized market, but in any other case Agent shall give Borrower not fewer than ten days prior notice of either the time and place of any public sale of the Collateral or of the time after which any private sale or other intended disposition thereof is to be made.  Borrower waives advertisement of any such sale and (except to the extent specifically required by the preceding sentence) waives notice of any kind in respect of any such sale.  At any such public sale, Agent or the Lenders may purchase the Collateral, or any part thereof, free from any right of redemption, all of which rights Borrower hereby waives and releases.  After deducting all Related Expenses, and after paying all claims, if any, secured by Liens having precedence over this Agreement, Agent may apply the net proceeds of each such sale to or toward the payment of the Secured Obligations, whether or not then due, in such order and by such division as Agent, in its sole discretion, may deem advisable. Any excess, to the extent permitted by law, shall be paid to Borrower, and Borrower shall remain liable for any deficiency.  In addition, Agent shall at all times have the right to obtain new appraisals of Borrower or the Collateral, the cost of which shall be paid by Borrower.

Section 9.7.  Other Remedies.  The remedies in this Article IX are in addition to, not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which the Lenders may be entitled.  Agent shall exercise the rights under this Article IX and all other collection efforts on behalf of the Lenders and no Lender shall act independently with respect thereto, except as otherwise specifically set forth in this Agreement.

Section 9.8.  Application of Proceeds.

(a)                                  Payments Prior to Exercise of Remedies.  Prior to the exercise by Agent on behalf of the Lenders of remedies under this Agreement or the other Loan Documents, all monies received by Agent shall be applied, unless otherwise required by the terms of the other Loan Documents or by applicable law, as follows (provided that Agent shall have the right at all times to apply any payment received from Borrowers first to the payment of all obligations (to the extent not paid by Borrowers) incurred by Agent pursuant to Section 11.5 hereof and to the payment of Related Expenses):

(i)                                     with respect to payments received in connection with the Revolving Credit Commitment, to the Revolving Credit Lenders (or the Swing Line Lender or the Fronting Lender, as appropriate); and

(ii)                                  with respect to payments received in connection with the Term Loan Commitment, to the Term Lenders.

(b)                                 Payments Subsequent to Exercise of Remedies.  After the exercise by Agent or the Required Lenders of remedies under this Agreement or the other Loan Documents, all monies received by Agent shall be applied, unless otherwise required by the terms of the other Loan Documents or by applicable law, as follows:

(i)                                     first, to the payment of all obligations (to the extent not paid by Borrowers) incurred by Agent pursuant to Section 11.5 hereof and to the payment of Related Expenses;

(ii)                                  second, to the payment pro rata of (A) interest then accrued and payable on the outstanding Loans, (B) any fees then accrued and payable to Agent, and (C) any fees then accrued and payable to any Fronting Lender or the holders of the Letter of Credit Commitment in respect of the Letter of Credit Exposure;

(iii)                               third, (A) to the Lenders, on a pro rata basis, based upon each such Lender’s Overall Commitment Percentage; provided that the amounts payable in respect of the Letter of Credit Exposure shall be held and applied by Agent as security for the reimbursement obligations in respect thereof, and, if any Letter of Credit shall expire without being drawn, then the amount with respect to such Letter of Credit shall be distributed to the Lenders, on a pro rata basis in accordance with this subsection (iii), and (B) the Indebtedness under any Hedge Agreement, such amount to be based upon the net termination obligation of Borrower under such Hedge Agreement; with such payment to be pro rata between (A) and (B) hereof; and

(iv)                              finally, any remaining surplus after all of the Secured Obligations have been paid in full, to Borrower or to whomsoever shall be lawfully entitled thereto.

ARTICLE X.  THE AGENT

The Lenders authorize KeyBank National Association and KeyBank National Association hereby agrees to act as agent for the Lenders in respect of this Agreement upon the terms and conditions set forth elsewhere in this Agreement, and upon the following terms and conditions:

Section 10.1.  Appointment and Authorization.  Each Lender hereby irrevocably appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers hereunder as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto.  Neither Agent nor any of its affiliates, directors, officers, attorneys or employees shall (a) be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction), or be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or due execution of this Agreement or any other Loan Documents, (b) be under any obligation to any Lender to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of Borrower or any other Company, or the financial condition of Borrower or any other Company, or (c) be liable to any of the Companies for consequential damages resulting from any breach of contract, tort or other wrong in connection with the negotiation, documentation, administration or collection of the Loans or Letters of Credit or any of the Loan Documents.

Section 10.2.  Note Holders.  Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with Agent, signed by such payee and in form satisfactory to Agent.

Section 10.3.  Consultation With Counsel.  Agent may consult with legal counsel selected by Agent and shall not be liable for any action taken or suffered in good faith by it in accordance with the opinion of such counsel.

Section 10.4.  Documents.  Agent shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Document or any other Related Writing furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

Section 10.5.  Agent and Affiliates.  With respect to the Loans, Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not Agent, and Agent and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Company or any Affiliate.

Section 10.6.  Knowledge of Default.  It is expressly understood and agreed that Agent shall be entitled to assume that no Default or Event of Default has occurred, unless Agent has been notified by a Lender in writing that such Lender believes that a Default or Event of Default has occurred and is continuing and specifying the nature thereof or has been notified by Borrower pursuant to Section 5.14 hereof.

Section 10.7.  Action by Agent.  Subject to the other terms and conditions hereof, so long as Agent shall be entitled, pursuant to Section 10.6 hereof, to assume that no Default or Event of Default shall have occurred and be continuing, Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights that may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement.  Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable in the premises.

Section 10.8.  Release of Collateral or Guarantor of Payment.  In the event of a sale of assets permitted by Section 5.12 hereof (or otherwise permitted pursuant to this Agreement)

where the proceeds of such sale or sales are applied in accordance with the terms of this Agreement to the extent required to be so applied, Agent, at the request and expense of Borrower, is hereby authorized by the Lenders to (a) release such Collateral from this Agreement, (b) release a Guarantor of Payment in connection with an asset sale permitted hereunder, and (c) duly assign, transfer and deliver to the affected Company (without recourse and without any representation or warranty) such Collateral as is then (or has been) so sold or released and as may be in possession of Agent and has not theretofore been released pursuant to this Agreement.

Section 10.9.  Notice of Default.  In the event that Agent shall have acquired actual knowledge of any Default or Event of Default, Agent shall promptly notify the Lenders and shall take such action and assert such rights under this Agreement as the Required Lenders shall direct and Agent shall inform the other Lenders in writing of the action taken.  Agent may take such action and assert such rights as it deems to be advisable, in its discretion, for the protection of the interests of the holders of the Obligations.

Section 10.10.  Indemnification of Agent.  The Lenders agree to indemnify Agent (to the extent not reimbursed by Borrower) ratably, according to their respective Overall Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent in its capacity as agent in any way relating to or arising out of this Agreement or any Loan Document or any action taken or omitted by Agent with respect to this Agreement or any Loan Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements resulting from Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction, or from any action taken or omitted by Agent in any capacity other than as agent under this Agreement or any other Loan Document.

Section 10.11.  Successor Agent.  Agent may resign as agent hereunder by giving not fewer than thirty (30) days prior written notice to Borrower and the Lenders.  If Agent shall resign under this Agreement, then either (a) the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders (with the consent of Borrower, so long as an Event of Default has not occurred and is continuing, and which consent shall not be unreasonably withheld), or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following Agent’s notice to the Lenders of its resignation, then Agent shall appoint a successor agent that shall serve as agent until such time as the Required Lenders appoint a successor agent.  Upon its appointment, such successor agent shall succeed to the rights, powers and duties as agent, and the term “Agent” shall mean such successor effective upon its appointment, and the former agent’s rights, powers and duties as agent shall be terminated without any other or further act or deed on the part of such former agent or any of the parties to this Agreement.

ARTICLE XI.  MISCELLANEOUS

Section 11.1.  Lenders’ Independent Investigation.  Each Lender, by its signature to this Agreement, acknowledges and agrees that Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of any Company or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between Agent and such Lender.  Each Lender represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Companies in connection with the extension of credit hereunder, and agrees that Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by Agent to the Lenders hereunder), whether coming into its possession before the first Credit Event hereunder or at any time or times thereafter.  Each Lender further represents that it has reviewed each of the Loan Documents, and has received copies of and reviewed the Convertible Subordinated Documents, including but not limited to, the conditions relating to the status of the Obligations as Senior Indebtedness (as defined in the Convertible Subordinated Notes).

Section 11.2.  No Waiver; Cumulative Remedies.  No omission or course of dealing on the part of Agent, any Lender or the holder of any Note in exercising any right, power or remedy hereunder or under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents.  The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held by operation of law, by contract or otherwise.

Section 11.3.  Amendments, Consents.  No amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  Anything herein to the contrary notwithstanding, unanimous consent of the Lenders shall be required with respect to (a) any increase in the Commitment hereunder (except as specified in Section 2.10(b) hereof), (b) the extension of maturity of the Loans, the payment date of interest or scheduled principal thereunder, or the payment date of commitment or other fees or amounts payable hereunder, (c) any reduction in the rate of interest on the Loans (provided that the institution of the Default Rate and a subsequent removal of the Default Rate shall not constitute a decrease in interest rate of this Section), or in any amount of scheduled principal or interest due on any Loan, or the payment of commitment or other fees hereunder or any change in the manner of pro rata application of any payments made by Borrower to the Lenders hereunder, (d) any change in any percentage voting requirement, voting rights, or the Required Lenders definition in this Agreement, (e) the release of any Guarantor of Payment or material amount of Collateral securing the Obligations, except as specifically permitted hereunder, or (f) any amendment to this Section 11.3 or Section 9.5 hereof.  Notice of amendments or consents ratified by the Lenders hereunder shall be forwarded by Agent to all of the Lenders.  Each Lender or other holder of a Note (or interest in any Loan) shall be bound by any amendment, waiver or consent obtained as authorized by this Section, regardless of its failure to agree thereto.

Section 11.4.  Notices.  All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this Agreement, if to a Lender, mailed or delivered to it, addressed to the address of such Lender specified on the signature pages of this Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties.  All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when delivered or two Business Days after being deposited in the mails with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile with telephonic confirmation of receipt, except that notices from Borrower to Agent or the Lenders pursuant to any of the provisions hereof shall not be effective until received by Agent or the Lenders, as the case may be.

Section 11.5.  Costs, Expenses and Taxes.  Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of Agent and all Related Expenses, including, but not limited to, (a) syndication, administration, travel and out-of-pocket expenses, including but not limited to attorneys’ fees and expenses (excluding allocated costs of in-house counsel), of Agent in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents, the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) extraordinary expenses of Agent in connection with the administration of the Loan Documents and the other instruments and documents to be delivered hereunder, and (c) the reasonable fees and out-of-pocket expenses of special counsel for Agent, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto.  Borrower also agrees to pay on demand all costs and expenses of Agent and the Lenders, including reasonable attorneys’ fees and expenses, in connection with the restructuring or enforcement of the Obligations, this Agreement or any Related Writing.  In addition, Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents, and the other instruments and documents to be delivered hereunder, and agrees to hold Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failure to pay such taxes or fees.

Section 11.6.  Indemnification.  Borrower agrees to defend, indemnify and hold harmless Agent and the Lenders (and their respective affiliates, officers, directors, attorneys, agents and employees) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees but excluding anticipated profits) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent or any Lender in connection with any investigative, administrative or judicial proceeding (whether or not such Lender or Agent shall be designated a party thereto) or any other claim by any Person relating to or arising out of any Loan Document or any actual or proposed use of proceeds of the Loans or any of the Obligations, or any activities of any Company or its Affiliates; provided that no Lender nor Agent shall have the right to be indemnified under this Section 11.6 for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction.  All obligations provided for in this Section 11.6 shall survive any termination of this Agreement.

Section 11.7.  Obligations Several; No Fiduciary Obligations.  The obligations of the Lenders hereunder are several and not joint.  Nothing contained in this Agreement and no action taken by Agent or the Lenders pursuant hereto shall be deemed to constitute Agent or the Lenders a partnership, association, joint venture or other entity.  No default by any Lender hereunder shall excuse the other Lenders from any obligation under this Agreement; but no Lender shall have or acquire any additional obligation of any kind by reason of such default.  The relationship between Borrower and the Lenders with respect to the Loan Documents and the Related Writings is and shall be solely that of debtor and creditors, respectively, and neither Agent nor any Lender shall have any fiduciary obligation toward any Credit Party with respect to any such documents or the transactions contemplated thereby.

Section 11.8.  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts and by facsimile signature, each of which counterparts when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

Section 11.9.  Binding Effect; Borrower’s Assignment.  This Agreement shall become effective when it shall have been executed by Borrower, Agent and each Lender and thereafter shall be binding upon and inure to the benefit of Borrower, Agent and each of the Lenders and their respective successors and permitted assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Agent and all of the Lenders.

Section 11.10.  Lender Assignments.

(a)                                  Assignments of Commitments.  Each Lender shall have the right at any time or times to assign to an Eligible Transferee (other than to a Lender that shall not be in compliance with this Agreement), without recourse, all or a percentage of all of the following: (i) such Lender’s Commitment, (ii) all Loans made by that Lender, (iii) such Lender’s Notes, and (iv) such Lender’s interest in any Letter of Credit or Swing Loan, and any participation purchased pursuant to Section 2.2 or 9.5 hereof.

(b)                                 Prior Consent.  No assignment may be consummated pursuant to this Section 11.10 without the prior written consent of Borrower and Agent (other than an assignment by any Lender to any affiliate of such Lender which affiliate is an Eligible Transferee and either wholly-owned by a Lender or is wholly-owned by a Person that wholly owns, either directly or indirectly, such Lender), which consent of Borrower and Agent shall not be unreasonably withheld; provided, however, that Borrower’s consent shall not be required if, at the time of the proposed assignment, any Default or Event of Default shall then exist.  Anything herein to the contrary notwithstanding, any Lender may at any time make a collateral assignment of all or any portion of its rights under the Loan Documents to a Federal Reserve Bank, and no such assignment shall release such assigning Lender from its obligations hereunder.

(c)                                  Minimum Amount.  Each such assignment shall be in a minimum amount of the lesser of Five Million Dollars ($5,000,000) of the assignor’s Commitment and interest herein or the entire amount of the assignor’s Commitment and interest herein.

(d)                                 Assignment Fee.  Unless the assignment shall be to an affiliate of the assignor or the assignment shall be due to merger of the assignor or for regulatory purposes, either the assignor or the assignee shall remit to Agent, for its own account, an administrative fee of Three Thousand Five Hundred Dollars ($3,500).

(e)                                  Assignment Agreement.  Unless the assignment shall be due to merger of the assignor or a collateral assignment for regulatory purposes, the assignor shall (i) cause the assignee to execute and deliver to Borrower and Agent an Assignment Agreement, and (ii) execute and deliver, or cause the assignee to execute and deliver, as the case may be, to Agent such additional amendments, assurances and other writings as Agent may reasonably require.

(f)                                    Non-U.S. Assignee.  If the assignment is to be made to an assignee that is organized under the laws of any jurisdiction other than the United States or any state thereof, the assignor Lender shall cause such assignee, at least five Business Days prior to the effective date of such assignment, (i) to represent to the assignor Lender (for the benefit of the assignor Lender, Agent and Borrower) that under applicable law and treaties no taxes will be required to be withheld by Agent, Borrower or the assignor with respect to any payments to be made to such assignee in respect of the Loans hereunder, (ii) to furnish to the assignor Lender (and, in the case of any assignee registered in the Register (as defined below), Agent and Borrower) either U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BEN, as applicable (wherein such assignee claims entitlement to complete exemption from U.S. federal withholding tax on all payments hereunder), and (iii) to agree (for the benefit of the assignor, Agent and Borrower) to provide to the assignor Lender (and, in the case of any assignee registered in the Register, to Agent and Borrower) a new Form W-8ECI, Form W-8IMY or Form W-8BEN, as applicable, upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such assignee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

(g)                                 Deliveries by Borrower.  Upon satisfaction of all applicable requirements specified in subsections (a) through (f) above, Borrower shall execute and deliver (i) to Agent, the assignor and the assignee, any consent or release (of all or a portion of the obligations of the assignor) required to be delivered by Borrower in connection with the Assignment Agreement, and (ii) to the assignee and the assignor, if applicable, an appropriate Note or Notes.  After delivery of the new Note or Notes, the assignor’s Note or Notes being replaced shall be returned to Borrower marked “replaced”.

(h)                                 Effect of Assignment.  Upon satisfaction of all applicable requirements set forth in subsections (a) through (g) above, and any other condition contained in this Section 11.10, (i) the assignee shall become and thereafter be deemed to be a “Lender” for the purposes of this Agreement, (ii) the assignor shall be released from its obligations hereunder to the extent that its interest has been assigned, (iii) in the event that the assignor’s entire interest has been assigned, the assignor shall cease to be and thereafter shall no longer be deemed to be a “Lender” and (iv) the signature pages hereto and Schedule 1 hereto shall be automatically amended, without further action, to reflect the result of any such assignment.

(i)                                     Agent to Maintain Register.  Agent shall maintain at the address for notices referred to in Section 11.4 hereof a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement.  The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

Section 11.11.  Sale of Participations.  Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell participations to one or more Eligible Transferees (each a “Participant”) in all or a portion of its rights or obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Commitment and the Loans and participations owing to it and the Note held by it); provided, that:

(a)                                  any such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged;

(b)                                 such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(c)                                  the parties hereto shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents;

(d)                                 such Participant shall be bound by the provisions of Section 9.5 hereof, and the Lender selling such participation shall obtain from such Participant a written confirmation of its agreement to be so bound; and

(e)                                  no Participant (unless such Participant is itself a Lender) shall be entitled to require such Lender to take or refrain from taking action under this Agreement or under any other Loan Document, except that such Lender may agree with such Participant that such Lender will not, without such Participant’s consent, take action of the type described as follows:

(i)                                     increase the portion of the participation amount of any Participant over the amount thereof then in effect, or extend the Commitment Period, without the written consent of each Participant affected thereby; or

(ii)                                  reduce the principal amount of or extend the time for any payment of principal of any Loan, or reduce the rate of interest or extend the time for payment of interest on any Loan, or reduce the commitment fee, without the written consent of each Participant affected thereby.

Borrower agrees that any Lender that sells participations pursuant to this Section shall still be entitled to the benefits of Article III hereof, notwithstanding any such transfer; provided, however, that the obligations of Borrower shall not increase as a result of such transfer and Borrower shall have no obligation to any Participant.

Section 11.12.  Severability of Provisions; Captions; Attachments.  Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.  The several captions to Sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement.  Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.

Section 11.13.  Investment Purpose.  Each of the Lenders represents and warrants to Borrower that it is entering into this Agreement with the present intention of acquiring any Note issued pursuant hereto for investment purposes only and not for the purpose of distribution or resale, it being understood, however, that each Lender shall at all times retain full control over the disposition of its assets.

Section 11.14.  Entire Agreement.  This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed on or as of the Closing Date integrate all of the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

Section 11.15.  Legal Representation of Parties.  The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

Section 11.16.  Governing Law; Submission to Jurisdiction.  This Agreement, each of the Notes and any Related Writing shall be governed by and construed in accordance with the laws of the State of Ohio and the respective rights and obligations of Borrower, Agent, and the Lenders shall be governed by Ohio law, without regard to principles of conflicts of laws.  Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any Ohio state or federal court sitting in Cleveland, Ohio, over any action or proceeding arising out of or relating to this Agreement, the Obligations or any Related Writing, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Ohio state or federal court.  Borrower, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise.  Borrower agrees that a final, nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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JURY TRIAL WAIVER.  TO THE EXTENT PERMITTED BY LAW, BORROWER, AGENT AND EACH LENDER WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above.

Address:	501 Kansas Avenue	EPIQ SYSTEMS, INC.
Kansas City, Kansas 66105
	Attn: Elizabeth Braham	By:	/s/ Elizabeth Braham
Elizabeth Braham
Secretary

Address:	127 Public Square	KEYBANK NATIONAL ASSOCIATION,
	Cleveland, Ohio 44114-1306	as Agent and as a Lender
Attn: Institutional Banking
		By:	/s/ Jeff Kalinowski
		Name:	Vice President
		Title:	Jeff Kalinowski

1

SCHEDULE 1

LENDERS	REVOLVING CREDIT COMMITMENT PERCENTAGE	REVOLVING CREDIT COMMITMENT AMOUNT	TERM LOAN COMMITMENT PERCENTAGE	TERM LOAN COMMITMENT AMOUNT	MAXIMUM AMOUNT
KeyBank National Association	100%	$50,000,000	100%	$25,000,000	$75,000,000
Total Commitment Amount	100%	$50,000,000	100%	$25,000,000	$75,000,000

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EXHIBIT A

FORM OF

REVOLVING CREDIT NOTE

$	Cleveland, Ohio
July 20, 2004

FOR VALUE RECEIVED, the undersigned, EPIQ SYSTEMS, INC., a Missouri corporation (“Borrower”), promises to pay, on the last day of the Commitment Period, as defined in the Credit and Security Agreement (as hereinafter defined), to the order of [                                             ] (“Lender”) at the main office of KEYBANK NATIONAL ASSOCIATION, as Agent, as hereinafter defined, 127 Public Square, Cleveland, Ohio 44114-1306 the principal sum of

DOLLARS

or the aggregate unpaid principal amount of all Revolving Loans, as defined in the Credit and Security Agreement made by Lender to Borrower pursuant to Section 2.2 of the Credit and Security Agreement, whichever is less, in lawful money of the United States of America.

As used herein, “Credit and Security Agreement” means the Credit and Security Agreement dated as of July 20, 2004, among Borrower, the Lenders, as defined therein, and KeyBank National Association, as lead arranger, sole book runner and administrative agent for the Lenders (“Agent”), as the same may from time to time be amended, restated or otherwise modified.  Each capitalized term used herein that is defined in the Credit and Security Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit and Security Agreement.

Borrower also promises to pay interest on the unpaid principal amount of each Revolving Loan from time to time outstanding, from the date of such Revolving Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.4(a) of the Credit and Security Agreement.  Such interest shall be payable on each date provided for in such Section 2.4(a); provided, however, that interest on any principal portion that is not paid when due shall be payable on demand.

The portions of the principal sum hereof from time to time representing Base Rate Loans and Eurodollar Loans, and payments of principal of any thereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided, however, that failure to make any such entry shall in no way detract from the obligations of Borrower under this Note.

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit and Security Agreement, the principal hereof and the unpaid interest thereon shall bear interest, until paid, at a rate per annum equal to the Default Rate.  All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is one of the Revolving Credit Notes referred to in the Credit and Security Agreement.  Reference is made to the Credit and Security Agreement for a description of the

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right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Borrower hereby designates all Indebtedness and other obligations now or hereafter incurred or otherwise outstanding under this Note, the Credit and Security Agreement and the other Loan Documents, as defined in the Credit and Security Agreement, to be “Senior Indebtedness” as defined in the Note Agreement.

Except as expressly provided in the Credit and Security Agreement, Borrower expressly waives presentment, demand, protest and notice of any kind.  This Note shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws provisions.

JURY TRIAL WAIVER.  BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

EPIQ SYSTEMS, INC.

By:
Name:
Title:

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EXHIBIT B

FORM OF

SWING LINE NOTE

$5,000,000	Cleveland, Ohio
July 20, 2004

FOR VALUE RECEIVED, the undersigned, EPIQ SYSTEMS, INC., a Missouri corporation (“Borrower”), promises to pay to the order of KEYBANK NATIONAL ASSOCIATION (“Lender”) at the main office of KEYBANK NATIONAL ASSOCIATION, as Agent, as hereinafter defined, 127 Public Square, Cleveland, Ohio 44114-1306 the principal sum of

FIVE MILLION AND 00/100	DOLLARS

or the aggregate unpaid principal amount of all Swing Loans, as defined in the Credit and Security Agreement (as hereinafter defined) made by Lender to Borrower pursuant to Section 2.2(c) of the Credit and Security Agreement, whichever is less, in lawful money of the United States of America on the earlier of the last day of the Commitment Period, as defined in the Credit and Security Agreement, or, with respect to each Swing Loan, the Swing Loan Maturity Date applicable thereto.

As used herein, “Credit and Security Agreement” means the Credit and Security Agreement dated as of July 20 2004, among Borrower, the Lenders, as defined therein, and KeyBank National Association, as lead arranger, sole book runner and administrative agent for the Lenders (“Agent”), as the same may from time to time be amended, restated or otherwise modified.  Each capitalized term used herein that is defined in the Credit and Security Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit and Security Agreement.

Borrower also promises to pay interest on the unpaid principal amount of each Swing Loan from time to time outstanding, from the date of such Swing Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.4(b) of the Credit and Security Agreement.  Such interest shall be payable on each date provided for in such Section 2.4(b); provided, however, that interest on any principal portion which is not paid when due shall be payable on demand.

The principal sum hereof from time to time and the payments of principal and interest thereon, shall be shown on the records of Lender by such method as Lender may generally employ; provided, however, that failure to make any such entry shall in no way detract from the obligation of Borrower under this Note.

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit and Security Agreement, the principal hereof and the unpaid interest thereon shall bear interest, until paid, at a rate per annum equal to the Default Rate.  All payments of principal of and interest on this Note shall be made in immediately available funds.

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This Note is the Swing Line Note referred to in the Credit and Security Agreement.  Reference is made to the Credit and Security Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Borrower hereby designates all Indebtedness and other obligations now or hereafter incurred or otherwise outstanding under this Note, the Credit and Security Agreement and the other Loan Documents, as defined in the Credit and Security Agreement, to be “Senior Indebtedness” as defined in the Note Agreement.

Except as expressly provided in the Credit and Security Agreement, Borrower expressly waives presentment, demand, protest and notice of any kind.  This Note shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws provisions.

JURY TRIAL WAIVER.  BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

EPIQ SYSTEMS, INC.

By:
Name:
Title:

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EXHIBIT C

FORM OF

TERM NOTE

$	Cleveland, Ohio
July 20, 2004

FOR VALUE RECEIVED, the undersigned, EPIQ SYSTEMS, INC., a Missouri corporation (“Borrower”), promises to pay to the order of [                                                  ] (“Lender”) at the main office of KEYBANK NATIONAL ASSOCIATION, as Agent, as hereinafter defined, 127 Public Square, Cleveland, Ohio 44114-1306 the principal sum of

DOLLARS

in lawful money of the United States of America in consecutive principal payments as set forth in the Credit and Security Agreement.

As used herein, “Credit and Security Agreement” means the Credit and Security Agreement dated as of July 20, 2004, among Borrower, the Lenders, as defined therein, and KeyBank National Association, as lead arranger, sole book runner and administrative agent for the Lenders (“Agent”), as the same may from time to time be amended, restated or otherwise modified.  Each capitalized term used herein that is defined in the Credit and Security Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit and Security Agreement.

Borrower also promises to pay interest on the unpaid principal amount of the Term Loan from time to time outstanding, from the date of the Term Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.4(c) of the Credit and Security Agreement.  Such interest shall be payable on each date provided for in such Section 2.4(c); provided, however, that interest on any principal portion that is not paid when due shall be payable on demand.

The portions of the principal sum hereof from time to time representing Base Rate Loans and Eurodollar Loans, and payments of principal of either thereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided, however, that failure to make any such entry shall in no way detract from the obligations of Borrower under this Note.

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit and Security Agreement, the principal hereof and the unpaid interest thereon shall bear interest, until paid, at a rate per annum equal to the Default Rate.  All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is one of the Term Notes referred to in the Credit and Security Agreement.  Reference is made to the Credit and Security Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

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Borrower hereby designates all Indebtedness and other obligations now or hereafter incurred or otherwise outstanding under this Note, the Credit and Security Agreement and the other Loan Documents, as defined in the Credit and Security Agreement, to be “Senior Indebtedness” as defined in the Note Agreement.

Except as expressly provided in the Credit and Security Agreement, Borrower expressly waives presentment, demand, protest and notice of any kind.  This Note shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws provisions.

JURY TRIAL WAIVER.  BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

EPIQ SYSTEMS, INC.

By:
Name:
Title:

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